As filed with the Securities and Exchange Commission on April 10, 2002 Registration No. 333-_____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ELITE TECHNOLOGIES, INC.
                            ------------------------
            (Exact name of registrant as specified in its charter)

            TEXAS                        6770                76-0252296
            -----                        ----                ---------
(State or other jurisdiction of     (Primary Standard    (I.R.S. Employer
incorporation or organization)       Industrial           Identification No.)
                                     Classification
                                     Code Number)

   Suite 1800, 3340 Peachtree Road N.E. Atlanta, Georgia 30326 (404) 812-5312
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Scott A. Schuster, President
                            3340 Peachtree Road N.E.
                                   Suite 1800
                             Atlanta, Georgia 30326
                            Telephone: (404) 812-5312
                            Facsimile: (404) 812-5310
  (Address, including zip code, and telephone number, including area code, of registrant's agent for service)

                          COPIES OF COMMUNICATIONS TO:

                             Alexander E.Kuhne, P.C.
                         30400 Telegraph Road, Suite 357
                          Bingham Farms, MI 48025-4546
                            Telephone:(248) 644-4539
                            Facsimile:(248) 540-2661

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
                       --------------------------------
                                      Proposed    Proposed
                                      Maximum     Maximum
   Title of Each                      Offering    Aggregate     Amount of
Class of Securities   Amount to be    Price Per   Offering    Registration
 to be Registered     Registered       Unit         Price         Fee
 ----------------     ----------      ---------  ----------   ------------
common stock,
$.0001 par value       93,837,663       $0.02*    $1,876,753       469.18

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457c under the Securities Act of 1933 (the "Securities Act") and based on the last trade price reported on the OTC Bulletin Board on April 10, 2002.

**A filing fee in the amount of $469.18 was paid upon the filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CROSS REFERENCE SHEET

This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.

Item of Form SB-2                           Location in Prospectus
-------------------                         -----------------------
Item 1. Front of registration statement    Outside front cover of prospectus and
                                              outside front cover of prospectus.
Item 2.   Inside front and outside back     Inside front cover and outside
  cover pages of prospectus.                  back cover of prospectus and
                                              Additional Information.
Item 3.   Summary information               Risk Factors.
  and risk factors.
Item 4.   Use of proceeds.                  Use of Proceeds.
Item 5.   Determination of offering price.  Distributions of shares.
Item 6.   Dilution.                         Not Applicable.
Item 7.   Selling security holders.         Selling stockholders.
Item 8.   Plan of distribution.             Distributions of shares.
Item 9.   Legal proceedings.                Elite's Business-Legal
                                              Proceedings.
Item 10.  Directors, executive officers,    Information about Elite's
  promoters and control persons               History, Management, and
                                              Principal Stockholders.
Item 11.  Security ownership of certain     Principal Stockholders.
  beneficial owners and management.
Item 12.  Description of securities.        Information about the common
                                              shares.
Item 13.  Interest of named experts and     Interest of Counsel, Experts.
  counsel.
Item 14.  Disclosure of Commission          Elite's Management.
  position on indemnification for
  Securities Act liabilities.
Item 15.  Organization within last          Information about Elite's
  five years.                                  History.
Item 16.  Description of business.          Description of Business.
Item 17.  Management's discussion and       Management's Discussion and
  analysis or plan of operation.              Analysis of Results of
                                              Operations and Financial
                                              Condition.
Item 18.  Description of property.          Elite's Business-
                                              Description of Property.
Item 19.  Certain relationships and         Transactions between Elite and
   related transactions.                      its Management.
Item 20.  Market for common equity          Dividends on common stock and
  and related stockholder matters.            Related Stockholder Matters.
Item 21.  Executive compensation.           Elite's Management-
                                              Compensation.
Item 22.  Financial statements.             Financial Statements.
Item 23.  Changes In and Disagreements      Changes in and disagreements
  With Accountants on Accounting and        with accountants on accounting
  Financial Disclosure.                     and financial disclosure.

       Preliminary prospectus dated April 10, 2002. Subject to Completion.
                                93,837,663 shares
                            ELITE TECHNOLOGIES, Inc.
                                  COMMON STOCK

93,837,663 common shares are to be offered by Elite's existing stockholders for their own account through their own stock brokers. This offering will begin on the date of this prospectus and continue as long as this prospectus is in effect or until all of the shares have been sold. Elite will not receive any proceeds from the sale of these common shares by its existing stockholders. See "Distribution by Selling Stockholders" at page 36.

     An investment in Elite's common stock involves a high degree of risk. See, "Risk Factors" beginning on page 7.

     Elite's common stock has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is April 10, 2002.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                            ELITE TECHNOLOGIES, INC.
                                    FORM SB-2
                                TABLE OF CONTENTS


                                      Page
PROSPECTUS SUMMARY......................................................      6
THE COMPANY.............................................................      7
RISK FACTORS............................................................      7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...................      11
DESCRIPTION OF CAPITAL STOCK...........................................      12
USE OF PROCEEDS.............................. .........................      12
DIVIDEND POLICY.............................................  .........      12
CAPITALIZATION.........................................................      12
SELECTED FINANCIAL DATA................................................      13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS..................................................     14
DESCRIPTION OF BUSINESS...............................  ................     19
MANAGEMENT.............................................................      31
MANAGEMENT COMPENSATION................................................      33
PRINCIPAL STOCKHOLDERS.................................................      34
DESCRIPTION OF SECURITIES...............................................     34
DISTRIBUTION BY SELLING STOCKHOLDERS........................................ 36
MARKET PRICE OF DIVIDENDS ON COMMON STOCK AND RELATED
 STOCKHOLDER MATTERS........................................................ 38
SHARES ELIGIBLE FOR FUTURE SALE........................................      38
LEGAL MATTERS....................... ..................................      39
EXPERTS................................................................      40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
 FINANCIAL DISCLOSURES..................................................     41
HOW TO GET ADDITIONAL INFORMATION........................................    42
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................      F-1

     Elite has not authorized any dealer, salesman or other person to give any information or to make any representations other than those contained in this prospectus. Any person receiving any other information or representations should not rely upon it. This prospectus is not an offer to sell the common shares and it is not soliciting an offer to buy the common shares in any state or to any person where the offer or sale is not permitted or where the person making the offer or solicitation is not properly licensed. The state of Elite's affairs may change after the date of this prospectus and of the information in it.

     Until May 20, 2002 (40 days after the date of this prospectus), all dealers effecting transactions in Elite's common shares, whether or not they are participating in this distribution, may be required to deliver a copy of this prospectus. Dealers participating in the distribution have an obligation to deliver a copy of this prospectus when acting as underwriters, which could include all dealers selling the common shares for existing stockholders.

                               PROSPECTUS SUMMARY

     This summary highlights some information contained in this prospectus. You should carefully read the entire prospectus, including the "Risk Factors" section, the financial statements and the notes to the financial statements. This summary does not contain all of the information that investors should consider before investing in Elite's common stock. Elite is registering 93,837,663 shares of its common stock for resale by some of its stockholders, including stockholders who have obtained the shares upon conversion of Elite's convertible debt financing transaction. The selling price of the common stock will be determined by market factors at the time of their resale.

     Elite's common stock is listed on the OTC-Bulletin Board under the symbol "ETCH". The last reported sale price of common stock on April 9, 2002 was $0.02. Investing in Elite's common stock involves risks. See "Risk Factors" beginning on page 7.

                                  The Offering

Securities                                           Offered This prospectus
                                                     relates to the offering of
                                                     93,837,663 shares of common
                                                     stock that are being
                                                     offered for sale or
                                                     conversion of convertible
                                                     debt financing
                                                     arrangements. See
                                                     "Description of shares"
                                                     under sub-captions
                                                     "Distributions by Elite"
                                                     and "Distributions by
                                                     selling stockholders."

Price Per Share                                      Sales may be made at a
                                                     fixed price that may be
                                                     changed, at market prices
                                                     prevailing at the time
                                                     of sale, or at negotiated
                                                     prices.

Common Stock Outstanding                             101,551,636 shares.

Use of Proceeds                                      Elite will not receive any
                                                     of the proceeds from the
                                                     sale of shares by the
                                                     selling stockholders.

OTC Bulletin Board
Trading symbol                                       ETCH


Risk Factors You should read the "Risk Factors" section as well as the other cautionary statements throughout the entire prospectus, so that you understand the risks associated with an investment in our securities.

                                   THE COMPANY

     Elite was incorporated in Texas in June 1988 as CONCAP. Until July 1998, Elite existed primarily as a development stage company created as a blank check or blind pool company to be engaged in a search for a viable business operation to acquire. In July 1998, CONCAP acquired, in a reverse merger, Intuitive Technology Consultants, Inc. ("ITC"), a Georgia corporation founded in 1996. For accounting purposes, ITC was treated as the surviving company even though CONCAP was legally the surviving company. Following the transaction, former ITC stockholders held seventy percent of the issued and outstanding common stock of CONCAP. CONCAP then changed its name to Elite Technologies, Inc. on April 22, 1999. As part of Elite's acquisition strategy, Elite has completed the following acquisition agreements throughtout its history. They are as follows:

o Scanlan Music, Inc. (Scanlan), as of November 5, 1998 in exchange of a promissory note of $35,000,

o Temporary Help Connection, Inc, as of November 15, 1998 in exchange for 1,250,000 shares,

o Elevation Strategic Partners, Inc. (Elevation), as of March 31, 1999 for 1,000,000 shares and the assumption of debt of approximately $50,000,

o    Virtual  Enterprises,  Inc.  (Virtual),  as of  April 1,  1999 for  100,000
     shares,

o Ace Manufacturing Group, Ltd. (AMG), as of March 15, 2000 for 2,000,000 shares and $250,000 cash,

o    AC Travel, Inc., as of June 1, 2000 for 2,000,000 shares and $300,000 cash,

o International Electronic Technologies of Georgia, Inc., as of June 27, 2000 for 1,185,000 shares,

o    Icon Computer Parts Corp. as of February 15, 2001 for 2,000,000 shares,

o    World-Touch Communications, Inc., as of July 1, 2001 for 750,000 shares.

As of the report date of this filing the only operational entities, as enumerated above, are International Electronic Technologies of Georgia, Inc., Icon Computer Parts Corp., and World-Touch Communications, Inc. Elite has suspended operations of Scanlan Music, Inc., Temporary Help Connection, Inc., and AC Travel, Inc. due to decreased product and service demand and changed economic conditions. Additionally, Elite has integrated the products and services of Elevation Strategic Partners, Inc. and Virtual Enterprises, Inc. into its other subsidiaries.

Elite's executive and production offices are located at Suite 1800, 3340 Peachtree Rd, Atlanta, Georgia 30326, its telephone number at that address is
(404) 812-5312 and its telephone facsimile number is (404) 812-5310. Elite's Web site is at http://www.elitetechinc.com.

                                  RISK FACTORS

     Assumptions about future events used as a basis for certain statements in this prospectus about future events may differ from actual future events, causing the statements in this prospectus about future events to be inaccurate and the results of future operations to be worse than suggested in this prospectus. Elite makes statements in this prospectus about its possible future based upon its current expectations. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and
Section 27A of the Securities Act and are subject to the safe harbors created by those sections. Elite's actual future may be materially different from its expectations described in this prospectus. Some of the words Elite uses to describe its expected future are "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions, but there may be others. Also, any information described as forecasts, projections or future events or circumstances and statements made with future-tense verbs are forward-looking statements. Readers should realize that many of the possible future events described in this prospectus are beyond Elite's control. Elite does not intend to publicly publish any revisions to reflect events or circumstances occurring after the date of this prospectus.

     Unprofitable Operating History makes it difficult for potential purchasers of Elite's common stock to evaluate their investment. Since Elite began operations in 1998, Elite has not earned a profit in any period. Elite has incurred a net loss of $29,075,847 for the year ended May 31, 2000, and a net loss of $8,591,461 for the year ended May 31, 2001. Elite cannot give any assurance it will be able to generate sufficient revenues to become profitable in future periods. Without sufficient revenues, Elite will be unable to create value in its common stock, which includes the shares offered by this prospectus, and to pay dividends. Elite is subject to many risks, including risks related to innovative business concepts, products and services. Elite's financial statements are subject to a "going concern qualification", which means that there is a substantial question as to whether Elite can remain in business. See "Management's Discussion and Analysis" and "Description of Business."

     Elite expects its limited liquidity and capital resources will make it difficult to operate profitably. Elite has experienced limited liquidity and capital resources and has financed its operations to date principally with proceeds from sales of common stock for cash, services, and in payment of debts, including part of the shares offered by the selling stockholders, and collections of accounts receivable. Elite expects limited liquidity to continue until Elite's operations generate a positive cash flow, of which there is no assurance. Elite cannot give any assurance that it will be able to sell common stock in the future or that it can obtain any other financing in the amount needed for these purposes or, if it is available, that the terms of financing will be acceptable to Elite. Elite will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Elite has experienced swings in its quarterly operating results which contribute to its financial instability. Elite has experienced fluctuations in its quarterly results. Revenues and gross margins in a particular quarter will vary depending upon a number of factors, including:
1.  General economic conditions;
2. The number and requirements of client engagements;
3. Employee hiring, utilization and turnover rates;
4. Changes in billing rates;
5. The amount of billing days;
6. The number, terms and size of acquisitions, if any, during a period.

     Loss of key personnel could have a material adverse impact on Elite's financial performance. Elite is significantly dependent upon the knowledge, efforts and abilities of Scott A. Schuster, its founder, President and CEO, with respect to the conduct of its current operations and implementation of its plan to improve sales performance and achieve profitability, of which there is no assurance. Elite is dependent upon Mr. Schuster because of his extensive involvement with the development of Elite's current business. Elite's dependence on Mr. Schuster is particularly important during the period prior to Elite reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of Elite. The termination of employment by Mr. Schuster for any reason while these circumstances continue could be expected to have a materially adverse effect on Elite because Elite may not be able to find a replacement for Mr. Schuster who has his level of dedication to Elite, except for a person who would require a salary and benefits package which at the present time would exceed Elite's financial resources. Elite is depending upon Mr. Schuster as its founder and major stockholder for his dedication, commitment and financial interest in Elite as a basis for his continuing employment with Elite, regardless of its financial condition at any particular time and its ability to pay full salary.

     Minority stockholders will not be able to effect board changes even if they are dissatisfied with management's performance. Mr. Schuster, who is a director and CEO of Elite, owns an aggregate of 9,440,000 shares of Elite's common stock, representing approximately 9.3 percent of Elite's total issued and outstanding common stock. Mr. Schuster and other members of Elite's management hold an aggregate of 23,454,250 shares of common stock, representing approximately 23.3 percent of Elite's total issued and outstanding common stock. Each issued and outstanding share of common stock is entitled to one vote on each nominee for a directorship. Elite's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, it is likely the stockholders who are also the directors and management of Elite hold a sufficient number of votes to elect all of the directors of Elite and other stockholders will not be able to elect any directors, even if they are dissatisfied with management's performance.

     Elite may not be able to establish and expand its information technology and internet businesses which would have a material impact on the value of Elite's common stock. Elite may not be able to successfully establish and expand its information technology businesses. This risk is associated in part with availability of capital or revenues to fund the costs of expansion of these businesses and to some extent with Elite's ability to identify and employ sales personnel who are capable of carrying out Elite's marketing plan under the direction of management.

     Termination of Elite's customer contracts would have a negative affect on its earnings and performance. If client information technology requirements or budgets were to decrease or their initiatives delayed and/or if such clients were to seek alternatives to relying upon Elite's current service offerings, Elite's revenues would decline. Many of Elite's engagements are terminable without client penalty. An unanticipated termination of a major project can result in an increase in underutilized employees and a decrease in revenues.

     Elite may experience liability for employee and client actions which could result in losses. Elite may incur liability through its placement of consultants in client workplaces. Potential liability includes:

1.  Errors and omissions;
2.  Misuse of client proprietary information;
3.  Misappropriation of funds;
4.  Discrimination and harassment;
5.  Theft of client property; or
6.  Other criminal activity.

Although Elite has not experienced any such material claims, Elite cannot be certain it will not experience such claims in the future. To reduce its exposure, Elite maintains insurance covering general liability and errors and omissions. However, insurance may not cover all such claims, and insurance coverage may not continue to be available in an amount adequate to cover the above liabilities.

     If Elite is not able to make successful acquisitions, it may not be able to expand its business or achieve revenues to be derived from acquisitions. Management expects much of Elite's growth will be based on future acquisitions. Competition for acquisition candidates may result in fewer potential acquisitions, as well as less advantageous acquisition terms, including, but not limited to, less advantageous price terms.

     Elite's business strategy depends upon rapid growth which Elite may not be able to manage successfully, if it is achieved. Elite cannot guarantee that it will be able to expand and successfully manage its growth. Elite's ability to grow will depend on a number of factors, including the following:
1.  Competition;
2.  Availability of capital;
3.  Ability to maintain margins;
4.  Ability to recruit and train additional qualified personnel; and
5.  Management of costs in a changing technological environment.

     Competition from better established and better financed companies could harm Elite's chances for success. Elite's businesses compete against better established and financed, larger and more financially stable enterprises. There is no assurance Elite will be able to compete successfully against these types of companies.

the future in the public trading market at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under that Act could have a depressive effect on the public market price of the shares.

     The public market for Elite's shares has been limited which would delay the time period over which purchasers of the shares could liquidate their investment in the public market, requiring them to maintain all or part of their investment over a longer period of time and subjecting their investment to greater opportunity for price fluctuations. The public market for Elite's common shares is thin. In other words, not many shares may be traded each day. In this case, purchasers of the common shares may experience delays in getting out of their investment.

     Elite's share price has been volatile which could prevent purchasers of Elite's shares from selling all of their investment at the price they desire, with the probability of realizing a lower price on all or part of their investment. Any public market for Elite's common shares may involve wide price fluctuations. In this case, particularly coupled with a thin market, purchasers of the common shares may experience significantly different prices when they sell their common shares.

     Penny stock rules may inhibit the market for Elite's shares, in that certain larger brokerage firms will not purchase Elite's shares for their customers and it will be more difficult for brokerage firms handling the shares to attract new customers for investment in the shares, making it more difficult for a trading market in the shares to develop. Elite common shares are classified as a "penny stock". A penny stock is any stock that trades at less than $5 per share on the OTC Bulletin Board or in the Pink Sheets. Certain larger stock brokerage firms have a policy of prohibiting the purchase or sale of penny stocks in their customers' accounts. All stock brokerage firms effecting purchase orders for new clients in penny stocks are required by federal law to send a standardized notice to the new clients regarding the risks of investing in penny stocks, to provide additional bid, asked, broker compensation and other information to the new client, to make a written determination that the shares are a suitable investment for the new client and to receive the new client's written confirmation regarding the information on which the broker's determination was made and the client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. The policy of individual firms and the federal law requirement may inhibit the development of a public market for Elite's common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 and is subject to the "safe harbors" created by those sections. These forward-looking statements are subject to significant risks and uncertainties that may cause actual results to differ materially from those discussed in or suggested by such forward-looking statements. The forward-looking statements within this Prospectus are identified by words such as "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions regarding the Company's intent, belief and current expectations. However, these words are not the exclusive means of identifying such statements. In addition, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, and statements made in the future tense are forward-looking statements. Readers are cautioned that actual results may differ materially from those forecasted in or suggested by the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", identifies important factors which could cause or contribute to such differences. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events, or circumstances occurring subsequent to the filing of the registration statement, of which this Prospectus is a part, with the Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

As of February 28, 2002, 101,551,636 shares of $.0001 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, at its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provision. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

                                 USE OF PROCEEDS

     Elite will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                 DIVIDEND POLICY

Dividends on the common stock can be paid lawfully only out of current and retained earnings and surplus of Elite, when, as and if declared by the Board of Directors. Elite has not declared or paid any dividends on the common stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon Elite's earnings, its capital requirements and its financial condition, as well as other factors that the Board of Directors deems relevant. Elite does not expect to pay cash dividends within the next several years based upon its plan to invest its profits, if any, in expansion of Elite's business. Elite's transfer agent is Mr. Garza of Securities Transfer Corporation.

                                 CAPITALIZATION

The following table sets forth the capitalization of Elite at November 30, 2001. This table should be reviewed in conjunction with the financial statements of Elite and the notes thereto included elsewhere in this Prospectus.

                                                           At November 30, 2001

Long term debt, net of current maturities:                      $1,342,801

Equity:
Common stock, $.0001 par value, 500,000,000 shares authorized
84,362,434 shares issued                                             8,436

Additional Paid-in Capital                                      44,447,823
Accumulated (deficit)                                          (43,972,917)

Total stockholders' equity                                         483,342

                             SELECTED FINANCIAL DATA

     Elite's selected historical consolidated financial data presented below were derived from its consolidated financial statements, which as of and for the year ended May 31, 2001 were audited by Israel & Ricardo Blanco, as of and for the year ended May 31, 2000 were audited by Kirschner & Associates, and as of and for the year ended May 31, 1999 were audited by KPMG LLP.

The selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the consolidated financial statements, the related notes, and the independent auditors' reports for the years ended May 31, 2001, 2000, and 1999, which contain explanatory paragraphs that state Elite's recurring losses from operations and net capital deficiency raise substantial doubt about Elite's ability to continue as a going concern. The consolidated financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty.

                          Statement of Operations Data

                            Six Month Ended
                                 November 30, 2001          Years Ended May 31,
                                                            -------------------
                           (Unaudited)        2001          2000         1999
                           -----------        ----          ----         -----

Revenue From Services(1)    $6,764,606  $13,268,877     $298,230   $1,937,317

Cost of Sales               $6,081,343  $11,194,532           --           --

Salaries,Wages and Benefits   $525,541     $791,553     $571,121   $2,136,613

Other Operating Expenses    $1,010,828   $1,161,671   $1,481,216   $1,654,167

Depreciation and
 Amortization                 $679,206   $1,166,137     $547,512     $116,846

Stock Based Compensation      $471,800   $2,859,444  $10,751,765     $827,431

Investment Banking Fees           --     $3,036,760  $15,872,719           --

Write down of assets          $799,051   $1,528,824           --           --

Operating Loss             $(2,803,163) ($8,470,044)($28,926,103)( $2,797,740)

Other Expenses, Net               $282     $101,945      $66,036      $90,624

Interest Expense               $50,212       $7,472      $16,100           --

Interest Income                   --             --     $(13,192)          --

Settlement on Rescinded
 Acquisition                       --            --       $80,800          --

Loss before income taxes  $(2,868,657)   ($8,579,461)($29,075,847) ($2,888,364)

Income Taxes                  (15,000)      ($12,000)           --          --

Net Loss                  $(2,868,657)   ($8,591,461)($29,075,847) ($2,888,364)
                           ===========    =========== ============  ==========
Net Loss Per Share of
Common Stock: Basic
and Diluted (2)               ($0.04)         ($.24)      ($1.41)     ($0.26)

Number of Shares Used
in Computing
Loss per Share             77,132,434     35,138,193   20,631,704  11,150,355

                               BALANCE SHEET DATA

                         Six Month Ended
                                 November 30, 2001         Years Ended May 31,
                                                           -------------------
                           (Unaudited)       2001        2000        1999
                           -----------       ----        ----        ----

Total Assets               $7,048,931     $8,212,412  $5,872,191  $2,331,198

Total Liabilities          $6,565,589     $5,346,620  $3,174,935  $1,771,581

Working Capital(Deficit)  ($2,816,734)   ($2,110,754)($1,192,782) $1,082,175

Stockholders' Equity         $483,342      $2,865,792 $2,697,256    $559,617

(1) Revenues shown include only revenue since date of acquisitions of the subsidiaries, and do not reflect any revenue related to Temporary Help Connection which were accounted for on filings prior to year end May 31, 1999 by Elite because of the rescission of the acquisition further described in the May 31, 1999 "Notes to Consolidated Financial Statements."

(2) Since inception, Elite has not declared or paid any cash dividends on its common stock.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Selected Financial Data and Elite's Consolidated Financial Statements included elsewhere herein.

                                  Introduction

    For the fiscal year ended May 31, 2001, Elite completed three acquisitions. Elite accounted for all acquisitions as purchases which are reflected as such on the Consolidated Financial Statements. This does not take into account the year to date financial information of these acquisitions, but only provides for results of operations since the date of acquisition of the individual companies.

                              RESULTS OF OPERATIONS

YEAR ENDED MAY 31, 2001 COMPARED WITH YEAR ENDED MAY 31, 2000

     Revenues. Revenues from operations for 2001 increased $12,970,647 over 2000. The increase in revenues related to the internal restructuring of the business and the subsequent increase in resources available to fund existing projects. In addition, three acquisitions were completed in 2001.

     Cost of Sales. Cost of sales increased from zero to $11,194,532 as a function of the type of sales and increased sales between periods.

     Salaries, Wages and Benefits. Salaries, Wages and Benefits increased $220,432 over 2000. This increase is a function of the three acquisitions that took place during fiscal 2001 and the staffing requirements related thereto.

     Other Operating Expenses. Other Operating Expenses decreased by $319,545 as compared to the previous period. Such decreases were attributed to reductions in legal and professional costs, and restructuring of the business.

     Depreciation and Amortization. Elite depreciates its assets, including goodwill, on a straight-line basis over three to five years. Depreciation and amortization expense increased $618,625 over 2000. This is directly attributable to the acquisitions completed in 2001.

     Stock Based Compensation. Elite recorded $2,859,444 in stock based compensation during the fiscal year 2001. This amount is down from $10,751,765 from the previous period and is due primarily from the decrease in the trading price of the Company's common stock. Management expects to continue with a stock based compensation bonus plan to attract and retain new talent for Elite.

     Investment Banking Fees. Investment banking fees decreased by $12,835,959 over the previous period due primarily to the drop in trading price of the common stock.

     Write Down of Assets. Current year amount attributable to the write down of goodwill that is deemed non-recoverable. See notes to the consolidated financial statements for additional information.

     Operating Loss. Operating losses decreased $20,456,059 as compared to the previous fiscal period. This decrease stems, in part, to increased revenues as well as a lower trading price for common shares that impacts the expense that is recorded when investment banking and stock based compensation transactions occur.

     Other Expenses Net. Other expenses net increased by $35,909 or 54%.

     Net Loss. Decreased by $20,484,386 over the previous year for the reasons noted above.

YEAR ENDED MAY 31, 2000 COMPARED WITH YEAR ENDED MAY 31, 1999

     Revenues. Revenues from operations for 2000 decreased 84.6% from fiscal 1999. The decrease in revenues related to the internal restructuring of the business and the subsequent decrease in resources available to fund existing operations during the restructuring phase. Two additional acquisitions in fiscal year 2000 were completed.

     Salaries, Wages and Benefits. Salaries, Wages and Benefits decreased 73.3% from 1999. The decrease is due to terminations of staff related to the restructuring of the company.

     Other Operating Expenses. Other Operating Expenses decreased by 10.5% to $1,481,216. This decrease was attributed to reductions in legal and professional costs and other cost cutting measures.

     Depreciation and Amortization. Elite depreciates its assets, including goodwill, on a straight-line basis over three to five years. Depreciation and amortization increased by 369% over 1999. This is attributed to the amortization of goodwill recorded in connection with the acquisitions completed in 2000.

     Stock Based Compensation. Elite recorded an additional $9,924,334 in stock based compensation during 2000 as compared to fiscal 1999. Management expects to continue with a stock based compensation bonus plan to attract and retain new talent for Elite.

     Investment Banking Fees. Investment banking services for fiscal 2000 were specific to Buckingham Equities to assist Elite in financings and to Rapid Release Research for investor relations and public relation services.

     Operating Loss. Operating losses increased from $2,797,740 to $28,926,103 or a 934% increase. This increase is primarily a function of shares issued for stock based compensation and investment banking services while considering the fair market value of the same shares.

     Other Expenses Net. Amount decreased 27% from $90,624 in 1999 to $66,036 in 2000.

     Loss Before Income Taxes (Net Loss). Net Loss increased 907% due to reasons mentioned above.

     Revenues: Revenues from operations for the first six months ended November 30, 2001 decreased by $569,790 over the same period of the previous year. This decrease is substantially due to the reorganization of operations of International Electronic Technologies of Georgia, Inc. The revenues of Icon Computer Parts, Inc. remain strong and are expected to increase prospectively.

    Cost of Sales: Cost of sales for the first six months ended November 30, 2001 decreased by $482,008 as a function of sales falling eight percent between compared periods.

    Salaries, Wages and Benefits: Salaries, wages and benefits increased by $286,315 due to the Company's strategy of using internal professional staff on projects in order to help defray consulting costs.

    Depreciation and Amortization: The Company depreciates its assets, including goodwill, on a straight-line basis over three to five years. This account decreased by $87,782 as a result of the write off on non-performing assets.

     Other Operating Expenses: For the six months ended November 30, 2001, other operating expenses increased by $141,193 over the same period of the previous year. This difference stems, in part, from the operations of new companies World Touch Communications, Inc. and Intelligent Software Solutions of Georgia, Inc.

    Stock based compensation: The increase of $471,800 between period stems from the issuance of restricted stock, for services rendered, during the six-month period ended November 30, 2001.

    Investment banking fees: The decrease of $1,584,031 between periods resulted from the non-issuance of restricted stock to investment bankers during the six-month period ended November 30, 2001.

    Write down of non-performing assets: This amount reflects the net write down of goodwill as it relates to AC Travel, Inc.

    Income taxes: This results from profitable operations located in non-federal income tax jurisdictions.

     Net Loss: Net loss increased by $150,463 for the six-month period due to the above aforementioned reasons.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are more fully described in Note 1 to our to our consolidated financial statements. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our mananagement; as a result they are subject to an inherent degree of uncertainty. In applying those policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources. Our significant accounting policies include:

Excess of Cost Over Net Assets of Businesses Acquired.

On goodwill established prior to 2002, the excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over five years. All goodwill transactions were effective previous to the adoption of FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations", and No. 142 "Goodwill and Other Intangible Assets". The amortization period is based on, among other things, the nature of the products and markets, the competitive position of the acquired companies, and the adaptability of changing market conditions of the acquired companies. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate equal to the rate of return that would be required by the Company for a similar investment with like risks. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Inventories.

Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out method. Reserves for slow moving and obsolete inventories are provided based on historical experience. We evaluate the adequacy of these reserves on a quarterly basis.

Revenue Recognition and Accounts Receiveable.

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed and final, delivery has occurred and there is a reasonable assurance of collection of the sales proceeds. We generally obtain oral or written purchase authorizations from our customers for a specified price and consider delivery to have occurred at the time of shipment. Revenue is recognized at shipment and a reserve for sales returns is recorded. Revenues from service sales is recognized when the service procedures have been completed or applicable milestones have been attained, as specified by each contract and as costs related to the contracts are incurred.

LIQUIDITY AND CAPITAL RESOURCES

Elite's capital requirements have principally related to the acquisition of businesses, working capital needs and capital expenditures for growth. These requirements have been met through a combination of private placements and internally generated funds. Although Elite incurred direct costs for acquisitions, Elite completed these acquisitions primarily with stock.

Elite currently lacks the working capital required to continue as a going concern and to achieve its acquisition program and internal growth objectives. Management expects to enter into agreements for debt or equity funding in the near future in order to meet the needs of internal growth and acquisitions. Management believes that such agreements for debt or equity funding will be sufficient to enable Elite to continue operating as a going concern. However, there is no assurance that an agreement for such additional funding will be consummated.

CONTRACTUAL OBLIGATIONS

Elite has contractual obligations to make future minimum payments under short-term noncancelable lease agreements for a period of five months ending July 1, 2002. This minimum monthly obligation equates to $5,037.97. Elite also has interest payment commitments related to convertible debt agreements. Substantially all of our long-term borrowings are unsecured and consist principally of convertible debt obligations.

ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that Elite has complied with the guidance of SAB 101.

     In January 2001, Elite adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The adoption of SFAS No. 133 did not have a material effect on the Company's financial position or results of operations because Elite is not currently using derivatives.

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Statement 141 eliminated the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. Statement 142, which includes the requirements to test goodwill and indefinite-lived intangible assets for impairment, rather than amortize them, will be effective for fiscal years beginning after December 15, 2001.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement requires entities to record the fair value of an asset retirement obligation in the period in which it is incurred. This statement is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

     In September 2001, the FASB issued SFAS No. 144 on asset impairment that is applicable to financial statements issued for fiscal years beginning after December 31, 2001. The FASB's new rules on asset impairment supercede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and provides a single accounting model for the disposal of long-lived assets.

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Management is currently not exposed to any significant financial market risks from changes in foreign currency exchange rates or changes in interest rates and does not use derivative financial instruments. A substantial majority of our revenue and capital spending is transacted in U.S. dollars. However, in the future, we may enter into transactions in other currencies. An adverse change in exchange rates would result in a decline in income before taxes, assuming that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically could affect the volume of sales or foreign currency sales price as competitors' products become more or less attractive.
                             DESCRIPTION OF BUSINESS

OVERVIEW

     Elite is a technology company primarily focused on the hardware distribution and communications sector of the technology industry. Through its subsidiaries, Elite offers information technology ("IT") products, services, and solutions to small, medium and large enterprises. Elite seeks to generate growth through strategic acquisitions, increased sales, and operational efficiencies achieved through centralization and standardization of its subsidiaries' business procedures .

     From 1998 until 2000, Elite offered a variety of IT services, including IT staffing, custom software development and integration, Internet hosting, content and technical development, hardware sales and service, and content delivery platforms. Elite also served as an authorized solution provider and application developer for leading enterprise-level software products. During this period, Elite expanded its products and services through targeted acquisitions and internal growth.

     As part of its acquisition strategy, Elite acquired AMG in April 2000. Following this acquisition, Elite suspended most of its other operations to focus on developing and marketing AMG's Internet "pay-by-minute" browser (kiosk) products. As a result, revenues in Fiscal Year 2000 decreased to $298,230 from $1,937,317 in Fiscal Year 1999. Despite this decrease, Elite positioned itself to acquire additional companies to augment AMG's kiosk products, including companies providing content, hardware and related IT services.

     In line with its stated strategy, Elite acquired International Electronic Technology of Georgia, Inc. ("IET"), AC Travel, Inc. ("AC Travel"), and Icon Computer Parts Corp. ("Icon") in June 2000, June 2000, and February 2001, respectively. IET and Icon distribute hardware through small, mid-sized, and large resellers, including Sam's Club in Puerto Rico, a division of Wal-Mart Stores, Inc. All three businesses were acquired to create synergy with AMG's kiosk products and expand Elite's overall products and services base. By virtue of Elite's aggressive acquisition pattern, revenues in Fiscal Year 2001 increased to $13,268,877, an increase of 4,300% over Fiscal Year 2000.

     Since July 2001, Elite has acquired World Touch Communications, Inc. ("World Touch"), a provider of telecommunications products and services including voice-over IP ("VoIP"), and has incorporated Intelligent Software Solutions of Georgia, Inc. ("ISS") and Icon USA, Inc. ("Icon USA"). Through World Touch, Elite has expanded into the telecommunications sector. Through ISS, a Microsoft OEM distributor for the Carribean, Elite has developed a software distribution outlet. And through Icon USA, Elite has added a domestic partner to Icon, its Puerto Rico subsidiary.

     Elite's objective is to become a leader in hardware and software distribution and VoIP telecommunications delivery. Elite intends to grow through strategic acquisitions that create added value for its existing subsidiaries, increased sales that target burgeoning markets in Puerto Rico, the Carribean, and Latin America, and increased operational efficiences that reduce costs and increase productivity across its core businesses.

     Elite has suspended operations of Scanlan Music, Inc., Temporary Help Connection, Inc., and AC Travel, Inc. due to decreased product and service demand and changed economic conditions. Additionally, Elite has integrated the products and services of Elevation Strategic Partners, Inc. and Virtual Enterprises, Inc. into its other subsidiaries.

INDUSTRY BACKGROUND - COMPUTER HARDWARE AND PERIPHERALS

Computer hardware sales were, for many years, the core profit center in the IT industry. The focus later shifted toward software. This shift toward software put pressure on smaller manufacturers and distributors, until such time as only a handful of major manufacturers and wholesalers remained. Medium to large wholesalers and distributors continue to thrive, especially ones that use hardware provision as an entry into an organization's IT department to offer additional goods and services. The worldwide IT products and services distribution industry generally consists of:

* manufacturers and software publishers, which Elite collectively terms suppliers or vendors, and which sell directly to distributors, resellers and end-users;

* distributors, which sell to resellers; and

* resellers, which sell directly to end-users and, in certain cases, to other resellers.

     A variety of reseller categories exist, including value-added resellers ("VARs"), corporate resellers, systems integrators, original equipment manufacturers ("OEMs"), direct marketers, independent dealers, reseller purchasing associations, PC assemblers, and computer retailers. Many of these resellers are heavily dependent on distribution partners with the necessary systems, capital, inventory availability, and distribution facilities in place to provide fulfillment and other services. Different types of resellers are defined and distinguished by the end-user market they serve, such as large corporate accounts, small- to medium-sized businesses ("SMBs"), or home users, and by the level of value they add to the basic products they sell.

     Distributors generally sell to resellers and purchase a wide range of products in bulk directly from vendors. Characteristics of the local reseller and vendor environment, as well as other factors specific to a particular country or region, have shaped the evolution of distribution models in different countries. According to a December 2001 IDC report, total worldwide IT spending on hardware, software, and services was estimated at approximately $996 billion for calendar year 2001. Despite the current economic downturn that has impacted overall demand for IT products and services, distribution continues to serve a significant role in delivering IT products to market in a low-cost manner.

     The technology distribution industry has undergone significant consolidation as a result of several factors. More restrictive terms and conditions from vendors, reductions in the number of vendor-authorized distributors, a high level of price competition among distributors, and evolving vendor business models (e.g., direct selling to a fragmented market) have driven several of the weaker competitors from the market. During 1999 and early 2000, a number of significant players within the IT distribution industry substantially exited or merged with other players within the distribution market. As a result of this recent consolidation, the U.S. market is served by two major IT distributors and a number of other smaller IT distributors. Markets outside the United States, which represent over half of the IT industry's sales, are characterized by a more fragmented distribution channel; however, consolidation has taken place in these markets as well. Additionally, suppliers and resellers pursuing global strategies continue to seek distributors with global sales and support capabilities.

     A number of emerging industry trends provide new opportunities and challenges for distributors of IT products and services. For example, the focus on driving efficiency in business models, and, in particular, in the supply chain, provides distributors with an additional means to serve both suppliers and reseller customers by becoming providers of IT supply chain services. Furthermore, the growing presence and importance of fulfillment capabilities also provide distributors with new business opportunities as new categories of products, customers, and suppliers emerge. Data storage products, for example, enjoyed increasing demand with the growing use of the Internet, data warehousing, and e-mail, and the resulting need for faster dependable data access and richer content. Finally, manufacturer-direct sales initiatives, developed in an effort to duplicate the success of the direct sales business model, have been widely adopted by large suppliers. Although the manufacturer-direct model may remove distributors from their traditional role, Elite believes that this direct sales model presents new partnership opportunities, such as providing logistics and fulfillment services and third-party products to suppliers and reseller customers.

INDUSTRY BACKGROUND - INTERNET KIOSKS

     As a relatively new industry, Internet kiosks provide a specific product to a specific marketplace. More than just a leisure activity, the Internet has become a vital link to communications. In many instances, consumers (both business and residential) have a need to gain access to the Internet while not at a traditional "desktop computer". Although laptops continue to provide this service, many instances arise where the convenience of a laptop with a modem connection is not available. In this case, an Internet kiosk is the solution to the need. Allowing a consumer to access the Internet, retrieve e-mail, shop, make travel plans, or even play interactive games online, the kiosk unit provides inexpensive access to a host of on-line services. Industry analysts have estimated that the overall number of kiosks sold in the United States will increase twenty fold from 21,000 in 1996 to 445,000 by 2003.

INDUSTRY BACKGROUND - VOICE-OVER IP (VoIP)

     Voice communication is currently conducted primarily through telephone lines operation by regional telephone companies. Despite substantial competition among these carriers and their resellers, traditional forms of international long distance voice communication remain relatively expensive. This heightened cost is maintained because traditional voice communication takes place over independent circuits that must be open throughout the conversation. As only one conversation can be conducted over a circuit, the cost to complete the call is relatively expensive. Additionally, traditional phone service customers pay a universal fee and a federal excise tax totaling approximately 15%. These taxes are not currently required of VoIP or Internet telephony companies.

     VoIP stands for voice-over Internet Protocol. It is also called IP telephony, next generation voice services, converged networks, and XoIP (Anything over Internet Protocol). Whatever it is called, the basic technology is essentially the same. In its simplest form, VoIP service involves the conversion of electronic voice impulses by a speaker into digitized data, which is subsequently compressed and transmitted over a private network. Upon reaching its destination, this data is unscrambled and transmitted to the listener. By sending this signal over a private network, voice data is transmitted such that conversations can occur in real-time with toll-quality clarity at costs that are well below those offered by traditional telecommunication companies.

    International Data Corporation projects that the Internet telephony market will surpass $11.9 billion in 2003, up from only $100 million in 1998. Two key features are driving this growth: first, VoIP's relative cost-savings; second, VoIP's enhanced services, including e-commerce, video, fax, online customer support, voice-mail, and pages. This "one-pipe, multiple-services" functionality provides a converged network that delivers significant savings and performance for small, medium, and large enterprises.

THE COMPANY'S SERVICES

1.  Hardware and Software Distribution

     Elite markets computer hardware, networking equipment, and software through four of its subsidiaries: International Electronic Technology of Georgia, Inc., Intelligent Software Solutions of Georgia, Inc., Icon Computer Parts Corp., and Icon USA, Inc. These products are marketed to reseller customers throughout the United States, the Caribbean, and South America who in turn market and sell directly to end-user customers. Additionally, Elite provides supply chain optimization by assisting its vendors in marketing their products through an aggregated distribution outlet, providing a value-added compliment to products that otherwise would be marketed alone.

     Elite offers its customers aggregation of, and access to, a broad array of products and services by distributing and marketing more than six hundred products from dozens of suppliers, including many leading hardware suppliers, networking equipment suppliers, and software publishers. Elite's broad product offering includes:

* desktop personal computers ("PCs"), servers, and workstations;
* personal digital assistants;
* wireless devices;
* mass storage devices;
* CD-ROM, CD-RW, and DVD drives;
* monitors;
* printers;
* scanners;
* modems;
* networking hubs, routers, and switches;
* network interface cards;
* components;
* business application software;
* entertainment software;
* consumer electronics; and
* computer supplies and accessories.

     In conjunction with Elite's distribution business, Elite provide various services to customers, including technical support, warranty authorization and approval, and tailored financing programs. Elite is focused on providing a broad range of products and services, quick and efficient order fulfillment, and consistent on-time and accurate delivery to its customers around the world.

     Elite's distribution subsidiaries distribute products from leading computer hardware vendors, network equipment vendors, and software publishers and include products by companies such as 3Com, Adobe, APC, Cisco Systems, Epson, Hewlett-Packard, IBM, Iomega, Intel, Microsoft, NEC/Mitsubishi Electronics, Novell, Quantum/ Maxtor, Seagate, Sony, Symantec, Toshiba, Veritas, View and View, and Western Digital.

     Products are generally warranted by the manufacturers. Elite distributes the products and allows return of defective products by its customers. Elite does not independently warrant the products distributed by its subsidiaries; however, it does warrant the following: (1) its services with regard to products that it configures for its customers, and (2) products that it builds to order from components purchased from other sources. Historically, warranty expense has not been material.

2.  Internet "Pay-by-Minute" Kiosks

     Through its subsidiary, AMG, Elite designs, builds and markets an Internet "pay-by-minute" browser (kiosk) to various distribution outlets for primary use in hotels, airports and entertainment establishments. Elite sells a variety of Internet kiosk units, customizable for their individual application and environment. Elite markets its kiosks through direct sales, Web promotion corporate sponsorship programs, and its hardware distribution subsidiaries. The kiosks not only provide connectivity to the public, but also allow advertisers and retailers to promote their offerings in an interactive format.

     Elite specializes in Internet kiosks that function as public Internet "pay-by-minute" stations. Elite's public Internet kiosks have two separate niche markets: (1) automated business center; and (2) entertainment access.

    Elite's automated business center provides a solution for business travelers by allowing them to access e-mail, send or receive a fax, make color copies, or surf the Internet. The target markets for these automated business centers are frequently traveled business locations, such as hotels, suites, convention centers and airports. Payment options include cash, credit cards and optional coupons to make it easy to meet the versatile needs of today's traveler.

     Automated business centers may also be coupled with a unique, revenue-generating coupon program. A hotel with an advertising kiosk may issue each guest $10 dollars in coupons to be used at the kiosk. While using the coupons, a guest is offered various services sponsored by advertisers who pay for their advertising space on the kiosk. The guest may print out these advertisements for a small fee or for free, depending on the revenue plan of the kiosk operator. The kiosk operator, in turn, receives revenues from those companies advertising on the kiosk. Advertisements may offer directions, discounts, phone numbers, or other information helpful to a typical business traveler.

     Elite's automated business centers currently offer the following capabilities:

1. Internet browsing withi single click access to stock quotes, news, search engines, and more; 2. Send and retrieve E-mail; 3. Send and receive fax capabilities; 4. Color copy capabilities; 5. Full screen display advertising; 6. Scroll bar advertising with web site links; 7. Daily usage log of transactions;
8. Automated monitoring of the browser software to ensure the application is always running; 9. Daily automated re-booting of the automated business center;
10. Password protected operating system.

     Elite intends to develop automated business centers with the following additional capabilities:

1.  Video E-mail;
2.  Video conferencing;
3.  Full screen display advertising with coupon program;
4.  Internet usage destination log;
5.  Word processing and spreadsheet capabilities;
6.  Document editing capabilities;
7.  Telephony capability.

     The entertainment access Internet terminal caters to restaurants, coffee shops, turnpike stations, auto service stations, grocery stores, shopping malls, convenience stores, roller rinks, arcades, movie theaters, and museums. The kiosk offers over two thousand single-click web sites. The entertainment access Internet terminal is programmable, enabling custom programming, for the various sites. It also includes on-line sports books, trivia, car manufacturers, classifieds and dating services.

3.  Telecommunication Services

     Elite provides next generation voice solutions to small, medium, and large enterprises through its recently acquired subsidiary World Touch Communications, Inc. Built around World Touch's branded VoiceBay (tm) VoIP product lines, World Touch offers end-to-end IP services ranging from carrier connectivity to enterprise-wide deployment.

     World Touch, a relative start-up in the telecommunications sector, markets its quality VoIP solutions to international enterprises seeking to lower their long-distance costs while accessing the benefits of next generation voice services. Working with its customers, World Touch develops a customized VoIP model built around one of its VoiceBay (tm) product lines. Based upon that model, World Touch maximizes a variety of industry relationships to build a dynamic VoIP package with excellent connectivity rates and reliable hardware and software platforms.

     World Touch's product lines are grouped into four trademarked categories:

* VoiceBay (tm) Carrier - a solution for service providers seeking quality connectivity and termination diversity;

* VoiceBay (tm) Enterprise - a solution for companies, government agencies, and educational communities implementing VoIP at the network center or the network edge;

* VoiceBay (tm) At Home - a solution for consumers with reliable broadband access offering softphone and IP phone dialup for low-long distance calls at amazing rates;

* VoiceBay (tm) First Step - a low-cost, PC-based solution designed to introduce customers to the benefits of VoIP without investing in additional hardware.

      In addition to its VoIP product line, World Touch also offers customers traditional call re-origination (callback), a service that allows international telecommunication customers to make low-long distance phone calls using U.S.-based telephone lines.

BUSINESS STRATEGY

     Elite's core business strategy is to generate growth through through strategic acquisitions that create added value for its existing subsidiaries, increased sales that target burgeoning markets in Puerto Rico, the Carribean, and Latin America, and increased operational efficiences that reduce costs and increase productivity across its core businesses.

     Elite continues to seek acquisition targets to grow its business through the acquisition and roll up of synergistic companies that meet certain criteria. These criteria includes:

1.       A minimum revenue stream of $5 million annually;
2.       Profitable or nearly profitable;
3. Strong management able to commit for a minimum of three years following Elite's purchase of the company; and
4.       Products or services in line with the general direction of Elite.

     Other specific strategies designed to increase sales and increase operational efficiencies include:

* Reduce Operating Costs Through Continuous Improvements in Systems and Processes. Elite constantly strives to reduce costs in its business through initiatives designed to streamline business processes and further increase operating efficiency. These initiatives include centralization and standardization of business procedures among Elite's core companies.

* Reduce Operating Costs Through Consolidation. In addition, Elite has implemented restructuring programs designed to reduce operating expenses through consolidation of facilities and streamlining of functional areas including product management, IT resources, sales, marketing, operations, and other administrative functions. For example, AMG shares warehouse facilities with IET. Additionally, AMG's kiosk products are marketed through Elite's hardware distribution outlets.

* Continue to Provide Outstanding Execution for Reseller Customers. Elite is committed to providing superior service and improving timely and efficient product delivery throughout its distribution network. Elite management work directly with subsidiary companies to review customer expectations and ensure customer satisfaction. Responsiveness to customers, processing accuracy, and order fill rate are high priorities.

* Increasing Focus on Large Distribution Outlets. Elite has historically provided greater focus and resources in supporting small and medium-sized reseller customers. Elite intends to maintain its dedication to this segment while increasing its focus on large distribution outlets. Elite has recently begun offering products in Puerto Rico through Sam's Club, a division of Wal-Mart Stores, Inc. Elite believes its increased focus on large distribution outlets such as Sam's Club will create additional growth and profit opportunities.

* Establish Market Share in Emerging Product Areas. Elite intends to target emerging IT product and service segments in their developmental stages and establish product expertise. This will allow Elite to keep its broad product line current with emerging trends.

SALES AND MARKETING

      Elite employs sales representatives who assist resellers with product specifications, system configuration, new product/service introductions, pricing, and availability. Elite's sales organization generally focuses on resellers in the following market sectors:

*  Value-added resellers, or VARs;

*  Corporate resellers; and

* Direct and consumer marketers.

      Elite's product management and marketing groups also promote sales growth, create demand for vendors' products and services, and facilitate customer contact. For example, marketing programs are tailored to meet specific supplier and reseller customer needs. These needs are met through a wide offering of services by Elite's in-house marketing organization, including advertising, direct mail and fax campaigns, sales promotions, trade shows and other events.

     Elite offers various credit terms to qualifying customers as well as prepay, credit card, and cash on delivery terms. Elite closely monitors reseller customers' credit worthiness through Elite's standardized information system, which contains detailed information on each customer's payment history as well as other relevant information. If Elite's receivables experience a substantial deterioration in their collectibility, Elite's financial condition and results of operations may be adversely impacted.

 COMPETITION

      Elite operates in a highly competitive environment, both in the United States and internationally. Both the IT products and services distribution industry and the telecommunications industry are characterized by intense competition, based primarily on:

*  price;

*  product and services availability;

*  speed and accuracy of delivery;

*  effectiveness of sales and marketing programs;

*  credit terms and availability;

*  ability to tailor specific solutions to customer needs;

*  quality and breadth of product lines and services; and

*  availability of technical and product information.

Elite believes it can compete favorably with respect to each of these factors.

1.  Hardware and Software Distribution

     Elite's hardware and software distribution subsidiaries compete in the U.S. against full-line distributors such as Tech Data, Ingram Micro Inc., and Synnex Information Technologies, as well as specialty distributors such as Gates/ Arrow in desktop and enterprise products, Daisytek in consumables, and Avnet in industrial and enterprise products. The hardware and software distribution industry has limited barriers to entry and is subject to rapid change. Many national, regional and local companies, including full service agencies, serve the industry and specialized temporary services agencies. In addition to the competitors named above, Elite's competitors also include a variety of small and medium-sized computer hardware manufacturers and distributors.

     Competition in this industry is typically characterized by pricing pressures, product availability and potential obsolescence, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality of product lines and services, and availability of technical support and product information. Elite's ability to compete favorably is principally dependent upon its ability to control inventory and other operating costs, react timely and appropriately to short-and long-term trends, price its products competitively, increase its net sales and maintain economies of scale. In the early 1990s, the United States computer industry moved toward open sourcing pursuant to which vendors authorized multiple distributors to sell to resellers on equal terms rather than relying on exclusive relationships. As a result, the competitive environment has become more intense, leading to accelerating industry consolidation and declining gross margins.

2.  Internet Kiosks

     Elite's kiosk subsidiary competes against other kiosk companies located both inside and outside the United States. These include Infotouch, Cyber Kiosk, NetBooth, PC Kiosk, and Internet Media Group. Many of Elite's competitors in this sector have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Elite has. Additionally, the kiosk industry is subject to rapid technological change. In addition the companies named above, additional competitors may include small regional entitities or international entities establishing a domestic presence. Elite's ability to compete favorably in this rapidly evolving market depends on successfully marketing of its kiosk units through direct sales, hardware distribution outlets, and distribution partners. In addition, Elite must differentiate its kiosks from its competitors through ongoing product research and innovation.

3.  Telecommunication Services

     Elite's telecommunications subsidiary competes against other VoIP providers and carriers including DialPad, InfoNet, DeltaThree, iBasis, ITXC, and Net2Phone. These companies offer PC-to-phone or phone-to-phone services that are similar to the services Elite offers. The long distance telephony market and, in particular, the Internet telephony market, is highly competitive. There are several large and numerous small competitors, and Elite expects to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in the market include price, quality of service, breadth of geographic presence, customer service, reliability, network capacity and the availability of enhanced communications services.

      Many of Elite's competitors in this sector have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Elite has. As a result, certain of these competitors may be able to adopt more aggressive pricing policies, which could hinder Elite's ability to market its Internet telephony services. One of Elite's key competitive advantages is the ability to route calls through Internet service providers, that allows Elite to bypass the international settlement process and realize substantial savings compared to traditional telephone service. Any change in the regulation of Internet service providers could force Elite to increase prices and offer rates that are comparable to traditional telephone call providers.

GOVERNEMENT REGULATION

      The primary area of Elite's business activities potentially affected by present or future government regulation is its telecommunications services. Voice-over-Internet telephony is currently unregulated by the Federal Communications Commission (FCC). However, efforts to regulate this service may increase. On May 16, 2000, the U.S. House of Representatives passed H.R. 1291, the Internet Access Charge Prohibition Act. The bill prohibits the FCC from imposing on Internet service providers any access fees to support the Universal Service Fund that are imposed on telephone companies if the "contribution" would be based on a measure of the time that telecommunications services are used in the provision of Internet access service.

     Despite the prohibition against access surcharges, the bill does allow the FCC to charge access fees for Internet telephone services, regardless of whether a telephone or other apparatus is used to place a call. The bill failed in limiting the FCC to flat rate charges on Internet phone use. Thus, the FCC can choose any method it wants, including a fee based on the per-minute usage by consumers. Although no rulings regarding any limitations have yet been made by the FCC, there is no assurance such regulations may not be adopted in the future.

     The FCC is currently considering whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those that provide Internet telephony services to end users located within the U.S. While the FCC has presently decided that information service providers, including Internet telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect Elite's business, financial condition, operating results and future prospects.

     The FCC has expressed an intention to examine the question of whether certain forms of phone-to-phone Internet telephony are information services or telecommunications services. The two are treated differently in several respects, with certain information services being regulated to a lesser degree. The FCC has noted that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services.

     If the FCC were to determine that certain Internet-related services including Internet telephony services are subject to FCC regulations as telecommunications services, the FCC could subject providers of such services to traditional common carrier regulation, including requirements to make universal service contributions, and/or pay access charges to local telephone companies. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation that would apply to Internet telephony providers. Any such determinations could materially adversely affect Elite's business, financial condition, operating results and future prospects to the extent that any such determinations negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet.

     State regulatory authorities may also retain jurisdiction to regulate the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

      The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony services on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect Elite's business, financial condition, operating results and future prospects.

     The other area of Elite's telecommunications services, call re-origination (callback), is also an area of potential government regulation. Callback is a service approved and supported by the FCC. The FCC has determined that international callback serves the public interest by promoting competition in international markets and driving down international phone rates. The FCC, however, also recognized a foreign government's sovereign right to prohibit the provision of callback within its territory. Under the doctrine of international comity, the FCC prohibits U.S. carriers from offering the uncompleted call signaling form of callback in countries that expressly prohibit callback. The FCC has provided a reporting mechanism whereby foreign entities can demonstrate that they have passed a law specifically banning callback. Elite offers callback only in international areas where it is a widely accepted and legal means of lowering international telecommunication costs. Increased regulation of callback, either domestically or internationally, could materially adversely affect Elite's business, financial condition, operating results and future prospects.

INTELLECTUAL PROPERTY RIGHTS

     Elite's success in the information technology services business will depend, in part, upon its hardware and software deployment, methodology, and other proprietary intellectual property rights. Elite does not hold any patents or registered copyrights. Instead, Elite intends to rely on a combination of trade secret, nondisclosure and other contractual arrangements and technical measures, and copyright and trademark laws, to protect its proprietary rights. Elite generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to and distribution of its proprietary information. However, there is no assurance others may not infringe on Elite's rights.

     Although Elite believes its services and products do not infringe on the intellectual property rights of others, other parties may nevertheless make infringement claims against Elite in the future.

FACILITIES AND PERSONNEL

     Elite's corporate office is located in the midtown Atlanta area. Other operating locations are north of the downtown Atlanta area and owned real estate located in Puerto Rico.

     As of April 10, 2002 Elite employed twenty-two full-time employees and consultants. Elite is not a party to any collective bargaining agreements and considers its relationships with its employees to be satisfactory.

                                   MANAGEMENT

     The names, ages and terms of Elite's directors and executive officers are set forth in the following table:

                                                      Director
Name                Age    Positions with Elite        Since

Scott A. Schuster   38     Chairman of the Board
                              Chief Executive Officer   1996

David Aksoy         37     Director                     1998

Stephan R. Ragsdale 36     Director                     2000

Frank Noori         38     Director and Chief
                              Operating Officer         2000

David M. Peacos     40     Chief Financial Officer       N/A

Justin Holbrook     30     Vice President of             N/A
                           Mergers and Acquisitions

     Each director is elected by holders of a majority of the common stock to serve for a term of one year and until his or her successor is elected and qualified, which is generally at the next annual meeting of stockholders. Elite provides 250,000 shares of common stock for each year served as compensation to each director. Officers serve at the will of the board. Elite may indemnify directors and officers against damages that qualify, in the opinion of the disinterested member(s) of the board, for indemnification under Texas law and Elite's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling Elite pursuant to Florida law, Elite has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Scott A. Schuster is Chairman of the Board, Chief Executive Officer, President and Director of Elite. He is a founder of CONCAP in 1998. Prior to the formation of Elite, Mr. Schuster ran an IT consulting practice. Mr. Schuster has over twelve years' experience in the IT industry. He has worked on and designed IT solutions for the United States Postal Service, Delta Airlines, the Southern Company (for the Atlanta Olympic Games of 1996), and many other Fortune 500 companies. Mr. Schuster's education consists of a high school education.

     David Aksoy, M.D. has served as Director of Elite since 1998. Dr. Aksoy currently works in private practice as a general practitioner at a facility named Primary Care Network. Dr. Aksoy graduated from the University of Western Ontario with a Bachelor's of Science Degree in 1985. He later graduated, in 1989, from the University of Western Ontario with a M.D. degree.

     Stephan R. Ragsdale attended Covenant College during the late 1980's before returning to Atlanta, Georgia during the early 1990's to launch his professional career. Mr. Ragsdale was the co-founder in a business that was involved in the automation of health care nationwide as hospitals and practitioners began the process of converting practices and processing claims electronically. He also maneuvered the company to be acquired by a public entity. Through his own extensive travel, Mr. Ragsdale envisioned the need for an automated business center. Mr. Ragsdale has been involved with two-start-ups in relation to the automated business center. On March 15, 2000 Mr. Ragsdale sold one of his businesses Ace Manufacturing Group, Ltd., (AMG), to Elite Technologies Inc. He is currently involved in a start-up business utilizing his contacts in the telecommunications industry. Some of his clients include Nortel, Lucent, Sycamore, Ciena, and Agere OptoElectronics.

     Frank Noori completed a double Bachelor's Degree in Computer Science and Mathematics from Georgia State University in 1988, while holding a production management job with an Atlanta based company, Mainstreet Advertising. He then earned his Masters degree in Mathematics from Georgia Tech in 1992. From 1990 to 1992, he was also a part-time Professor's aid at the science and computer department in Dekalb College in Atlanta. Mr. Noori started his own Corporation in 1992, IET Startek, in Atlanta and later expanded the business in Tampa, Florida and Columbia, South Carolina. Mr. Noori then managed three wholesale computer distribution centers with annual sales up to $30 million. In July 2001, he sold his business, International Electronic Technology of Georgia, Inc., to Elite. Subsequent to this sale, he has accepted the position of Chief Operating Officer at Elite Technologies, Inc.

     David M. Peacos serves as Chief Financial Officer of Elite Technologies Inc. Mr. Peacos began his sixteen-year career in public accounting in 1985 with the firm Ernst & Young. Subsequent to work experience at Ernst & Young he transitioned his career to a regionally based accounting firm. Eight years later Mr. Peacos became partner of a public accounting firm located in Fort Lauderdale, Florida. Mr. Peacos received a Bachelor's of Science Degree in Financial Accounting from The University of New Haven in 1985 and a Masters of Accounting Degree from Nova Southern University in 1992. Mr. Peacos has successfully passed the Certified Public Accountant, "CPA", exam as well as the Certified Valuation Analysis, "CVA", exam.

     Justin Holbrook, age 30, has been involved in developing and implementing technology solutions in the public and private sectors since 1995. As Vice President of Mergers and Acquisitions of Elite Technologies Inc., he plays a key role in evaluating the strategic positions of potential acquisition candidates and their facility for integration into the Elite family of companies. Prior to joining Elite in September 2001, Mr. Holbrook co-founded World Touch, LLC (later World Touch Communications, Inc.) in early 2001. World Touch was sold to Elite in July 2001. Mr. Holbrook received a B.A. from Georgetown University, magna cum laude, and holds a J.D. from Harvard Law School.

                             MANAGEMENT COMPENSATION

     The following table sets forth the compensation paid by Elite to its chief executive officers and its one other highest paid employee receiving $100,000 or more in annual compensation for each of the last three fiscal years and the positions with Elite for which the compensation was paid.

                           Fiscal
Name                Year      Position(s)           Salary

Scott A. Schuster   2001      Director and CEO      $250,000*
                    2000      Director and CEO      $250,000*
                    1999      Director and CEO      $150,000

Stephan R. Ragsdale 2000      Director               $45,000~

Frank Noori         2001      Director, COO         $150,000
                    2000      Director              $120,000
                    1999      N/A                   N/A

David M. Peacos     2001     CFO                     $73,000~

*Accrued per employment agreement but substantially waived due to the financial condition of Company.

~Actual compensation paid.

Options

Elite did not grant any options to its management during the fiscal years ended May 31, 2001 and May 31, 2000.

Employment Agreements

     Elite currently has an employment agreement with Mr. Schuster. The term of the contract is five years with a base salary of $250,000 annually and bonuses equal to 1.5 percent of the net profits of Elite. The employment agreement also provides for termination based on death, disability, voluntary resignation or material failure in performance and for severance payments upon termination under certain circumstances. The agreement contains certain provisions that will preclude Mr. Schuster from competing with Elite for a period of two years from the date of termination of employment. All Directors and other principal employees of Elite have employment agreements that depict various company benefits.

             Transactions with Management and Principal Stockholders

    The Company has made loans to various officers of the Company. These loans are to be evidenced by an employment agreement and are payable in not more than sixty monthly principal and interest installments starting with the first day of the month following the month in which the loan is made, with interest at the rate of three percent per year on the unpaid balance of the loan outstanding. In the event of default of any installment of principal and interest when due, the entire balance of principal and accrued interest becomes payable on demand. Mr. Schuster's loan with accrued interest as of May 31, 2001, 2000, and 1999 is $707,624, $289,084 and $215,583, respectively.

                             PRINCIPAL STOCKHOLDERS

     The following table presents the names of Elite's directors and officers, the number of shares and percentage which each of them owns before and after the offering covered by this prospectus.

                        Number of       Number of
                     shares Before    shares After        Percent
Name                 Sale of shares  Sale of shares   Before    After
----                 --------------  --------------   ------    -----

David Aksoy        (1) 1,989,250        1,989,250      1.98%    1.98%
Stephan R. Ragsdale (1)3,425,000        3,425,000      3.41%    3.41%
Scott A. Schuster (1)  9,440,000        9,440,000      9.39%    9.39%
Frank Noori(1)         8,500,000        8,500,000      8.45%    8.45%
David Peacos (1)         100,000          100,000      0.10%    0.10%
All directors
and officers
as a group
(5 persons)           23,454,250       23,454,250     23.33%   23.33%

    (1) All stock ownership by directors and officers is both beneficial and legal. The address of all directors and officers is the address of Elite.

                            DESCRIPTION OF SECURITIES

The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and bylaws, copies of which have been filed with our registration statement of which this prospectus forms a part. Provisions of applicable Texas law also govern our capital stock.

General

The authorized Common Stock of the Company consists of 500,000,000 shares, with a par value per share of $.0001. A total of 84,362,434 shares of Common Stock were outstanding at November 30, 2001.

Common Stock

Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; and (v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable.

Selling Shareholders

         The following table presents the name of each existing stockholder who owns less than one percent of Elite's outstanding common shares and who has a right to sell common shares under this prospectus. These existing stockholders have included the total number of 93,837,663 common shares for sale under this prospectus. Elite will not receive any proceeds from the sales made by these existing stockholders.

Holders of restricted stock to be registered for sale this Offering:

  Name of                   Number of        Number of
  Selling                 shares Before     shares sold          Percentage
Stockholder               Sale of shares    this Offering     Before    After

Zaid Al-Sulamain          1,499,182   (C)     1,499,182       1.48%     0.77%
Faith Pickering           2,200,000   (A)     2,200,000       2.17%     1.13%
Michael Herman            2,200,000   (A)     2,200,000       2.17%     1.13%
Alicia Nakata             4,400,000   (A)     4,400,000       4.33%     2.27%
Arab Commerce Bank        1,538,888   (C)     1,538,888       1.52%      .79%
Middlemarch Partners        750,000   (C)       750,000        .74%      .39%
China Bay Holdings        3,761,980   (C)     3,761,980       3.70%     1.94%
Edwin Tennenhaus          1,700,000   (A)     1,700,000       1.67%      .88%
Doug Symons               1,500,000   (D)     1,500,000       1.48%      .77%
Mike Pontonio               250,000   (B)       250,000        .25%      .13%
John DiPace                 100,000   (B)       100,000        .10%      .05%
Ellona Tannenbaum           400,000   (D)       400,000        .39%      .21%
George A. Wardi              75,000   (D)        75,000        .07%      .04%
New Millennium Ltd.       2,750,000   (D)     2,750,000        2.71%    1.42%
Cornelius Max Rockwell    1,750,000   (D)     1,750,000        1.72%     .90%
Jackson Morris            1,750,000   (D)     1,750,000       1.72%      .90%
Justin Wallace Herman       500,000   (D)       500,000        .49%      .26%
Nicole Mogelli               75,000   (D)        75,000        .07%      .04%
Randy Wear                2,923,327   (C)     2,923,327       2.88%     1.51%
Randy R.Wear Trust          800,000   (C)       800,000        .79%     .41%
Symons International
Group (Florida) Inc.      2,000,000   (C)     2,000,000       1.97%     1.03%
Kirk D. Symons            1,000,000   (B)     1,000,000        .98%      .52%
Second Generation
Investment Co. LLC        2,000,000   (B)     2,000,000       1.97%     1.03%
Alexander E. Kuhne          750,000   (D)       750,000        .74%      .39%

(A) Represents stock issued for cash infusion.
(B) Represents stock issued for note agreement.
(C) Represents stock issued by virtue of convertible debentures.
(D) Represents stock issued for services rendered.
*John V. Whitman has a one-half interest in the shares being offered for sale by Jackson Morris.

Holders of convertible debentures or other instruments providing for future issuance of restricted stock to be registered for sale this Offering:

  Name of             Number of           Number of
  Selling           shares Before        shares sold          Percentage
Stockholder        Sale of shares       this Offering       Before    After

Zaid Al-Sulamain       1,000,000 (C)      1,000,000          .98%       .52%
Arab Commerce Bank       250,000 (C)        250,000          .25%       .13%
Gordon Mogerley          500,000 (C)        500,000          .49%       .26%
Middlemarch Partners   4,200,000 (C)      4,200,000         4.14%      2.17%
China Bay Holdings     7,000,000 (C)      7,000,000         6.89%      3.61%
Edwin Tennenhaus       5,714,286 (C)      5,714,286         5.63%      2.95%
Donald M. Hill         1,250,000 (C)      1,250,000         1.23%       .64%
Mike Pontonio          1,250,000 (C)      1,250,000         1.23%       .64%
Richard Sharpee        5,000,000 (C)      5,000,000         4.92%      2.58%
Resonance Ltd.        30,000,000 (C)     30,000,000        29.54%     15.48%
Pafco General          1,000,000 (C)      1,000,000          .98%       .52%

(C) Represents stock to be issueby virtue of convertible debentures.

                      DISTRIBUTION BY SELLING STOCKHOLDERS

     The selling stockholders are offering 93,837,663 shares for their own accounts. Elite has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. Elite will not receive any proceeds from the sale of the common stock by the selling stockholders. Elite is solely responsible for the content of the registration statement and of this Prospectus. Elite has not engaged an underwriter for the Offering made by the selling stockholders. The selling stockholders have advised Elite that none of them have engaged an underwriter for the Offering that they are making. Generally, Elite expects the individual selling stockholders to place their respective shares in their individual accounts at their own securities brokers and request the entry of sell orders from time to time against their stock positions.

     Elite's stockholders are offering an aggregate of 93,837,663 common shares for sale under this prospectus. This distribution is expected to begin at the date of this prospectus and continue until all of the shares are sold, subject to a current prospectus. Elite will not receive any proceeds from the sale of these common shares by the existing stockholders. Elite has prepared and is paying the cost of the registration statement of which this prospectus is a part. Elite is solely responsible for the content of the registration statement and of this prospectus. Elite has not made any arrangements with any securities brokers to cover the sale of these common shares by the existing stockholders. And, none of these existing stockholders have advised Elite that he or she has any arrangements of this type. Generally, Elite expects these existing stockholders to place the common shares that they own individually into their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions. This will only be possible if a public market develops for Elite's common shares. These existing stockholders may sell their common shares in open market or block transactions or in another manner in accordance with the rules of the OTC Bulletin Board. In some cases, securities brokers may be the purchasers of these common shares. Or, these existing stockholders may sell in private transactions. In any case, Elite expects the sales prices to be related to the prevailing market prices. Any compensation earned by a securities broker in the sale of these common shares for an existing stockholder in the form of discounts, concessions or commissions, including profits on resales, whether for the account of the existing stockholder or as a principal for the securities brokers own account, may be deemed to be "underwriter commissions or discounts" and the securities broker may be deemed to be an "underwriter" within the meaning of the Securities Act. Elite believes that the NASD's Rules of Fair Practice will cause this compensation to be within the customary range for these types of transactions.

Regulation M Applies While Common Shares Are Unsold:

         Any individual existing stockholder or group of existing stockholders acting together, or any family member of an existing stockholder, should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of Elite's common shares in the public market before he or she, or all of them in the case of a group, have sold all of Elite's common shares he or she is entitled to sell under this prospectus. Also, he or she should not attempt to convince anyone else to bid for or purchase Elite's common shares in the public market before he or she has sold all his or her shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange of Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of Elite's common shares, practices known as "stabilizing", may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

Prospectus Delivery Requirements

         The existing stockholders selling their common shares under this prospectus may be deemed to be statutory "underwriters", as that term is defined in the Securities Act. These persons may be required to deliver a copy of this prospectus at or before delivery of a confirmation for their sale of the common shares. Elite will make copies of this prospectus available upon request in sufficient quantities to satisfy such prospectus delivery requirements.


Information about Elite's common shares

     Elite is authorized by its articles of incorporation to issue up to five hundred million shares of common shares. Each share has a $.0001 par value. A total of 101,551,636 common shares are issued and outstanding at the date of this prospectus. Each of the outstanding common shares has the following rights:

         1. To receive its equal share of dividends when the board decides to declare them from Elite's funds that can be legally used to pay dividends; 2. To receive its equal share of assets in a liquidation, dissolution or winding up of Elite's affairs, after payment of all debts; and 3. To one vote on election of each director and other matters submitted to a vote of stockholders.

     The outstanding common shares do not have a right to purchase additional common shares when Elite issues more common shares or the right to convert into any other type of security Elite may issue in the future. Elite is not required to and has not set up any fund to repurchase the common shares. The common shares now outstanding are duly authorized, fully paid and legal shares and Elite will not be able to assess any payments against the common shares.

     Elite's transfer agent is George Johnson of Securities Transfer
Corporation.

    MARKET PRICE OF DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market quotations:

     Elite's common stock is quoted on the OTC Bulletin Board "OTCBB" under the stock symbol "ETCH". In November 2000, the Company's common stock was removed from quotation due to failure to comply with NASD Rule 6530. From November 2000 until May 2001, Elite's common stock was quoted in the "Pink Sheets". The following table sets forth the approximate high and low bid quotations for Elite's common stock for each calendar quarter during the twelve months ended May 31, 2001, and during the period subsequent to that date to the date of this Prospectus. These quotations are inter-dealer quotations without retail markup, markdown or commissions and may not represent actual transactions.

For the Fiscal Period Ended
May 31, 2000

Quarter Then Ended                     Low            High

First                                 3.25            6.38
Second                                0.14            3.88
Third                                 0.13            1.31
Fourth                                0.27            2.75

For the Fiscal Period Ended
May 31, 2001

Quarter Then Ended                     Low            High

First                                 0.31            1.43
Second                                0.01            0.59
Third                                 0.01            0.31
Fourth                                0.03            0.27

For the Fiscal Period Ended
May 31, 2002

Quarter Then Ended                     Low            High

First                                 0.04            0.17
Second                                0.02            0.06
Third                                 0.03            0.20

     Elite had 560 holders of record of its common stock at the date of this prospectus.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Sale of a substantial number of additional shares of common stock into the public trading market following the Offering could adversely affect the prevailing market prices for the common stock, as a result of an increased supply in the number of shares available for trading.

     Elite has an aggregate of 101,551,636 shares of common stock issued and outstanding on the date of this prospectus. Of the total shares that would be outstanding, of those shares are subject to the requirements of Rule
144 by virtue of being owned by "affiliates" of Elite and not being included in a registration statement for resale by those affiliates. In general, under Rule 144 as currently in effect, a person who is an affiliate of Elite or who has owned a "restricted security" for more than twelve months is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then issued and outstanding shares of common stock shares, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a Form 144 with the Commission with respect to the proposed sale shares, at the date of this Prospectus). Sales under Rule 144 and sales by affiliates are subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Elite may, at any time, file a registration statement covering shares held by Elite's affiliates and shares which are a restricted security, in which event the holder thereof would be able to immediately sell such shares into the public trading market upon the effective date of such registration statement.

                                  LEGAL MATTERS

     Elite is involved in various claims and legal actions arising in the ordinary course of business. While the ultimate results and outcome cannot be determined, management does not expect that the ultimate disposition of these matters will have a material adverse effect on the Company's results of operations or financial position. Actions involving Elite include the following claims, all of which Elite intends to pursue vigorously.

o In June, 2000, a complaint was filed against Elite, Washburn International, Inc. v. Elite Technologies, Inc., d/b/a Scanlan Music and Scott Schuster, Civil Action No. 00-C-3504-4, State Court of Gwinnett County, Georgia, alleging breach of contract in the amount of $23,934.63. Elite is currently working toward an amicable resolution of this case.

o In June, 2000, a complaint was filed against Elite, Robert Half International, Inc. v. Elite Technologies, Inc., Civil Action No. 00VS006826F, State Court of Fulton County, Georgia, alleging breach of contract of $21,749.33. It is impossible to ascertain the outcome for either party on their claims and defenses.

o In July, 2000, Elite filed a claim, Elite v. Prudental Securities Incorporated Terry Kariotoglou and john Does 1-10, in the U.S. District Court for the Eastern District of Michigan, Civil Action No. 00-73244, alleging various claims for the improper sale of restricted Elite stock. Kariotoglou subsequently counter- claimed against Elite alleging breach of contract. Elite's claim against Prudential has been amicably resolved. It is impossible to ascertain the outcome for either party on their remaining claims and defenses.

o In August, 2001, Elite filed suit against a former employee, Elite Technologies v. Angela Hardy Bordwell, Civil Action File No. 01-A-8708-1, Superior Court of Gwinnett County, Georgia, to enforce a settlement agreement that was mutually agreed upon at the time of termination. It is impossible to ascertain the outcome for either party on their claims and defenses.

o    In November, 2001, a complaint was filed against Elite, Accountants on Call
     v. Elite Technologies, Inc., a/k/a Elite Technologies, State Court of Fulton County, Georgia, alleging an amount owed of approximately $8,105.99. It is impossible to ascertain the outcome for either party on their claims and defenses.

o In February, 2002, a complaint was filed against Elite, Avi Mirman v. Elite Technologies, Inc., Index No. 02-03377, Supreme Court of the State of New York, alleging breach of contract in the amount of $60,000. It is impossible to ascertain the outcome for either party on their claims and defenses.

Additional complaints have been filed against Elite's subsidiary, International Electronic Technology, Inc., totaling approximately $120,000. These complaints arise from disputes common to those occurring in the ordinary course of business. They include:

o Pacific Magtron, Inc. v. International Electronic Technology of Georgia, Inc., d/b/a I.E.T. Startek Computers, Civil Action No. 01-C-1190-2, State Court of Gwinnett County, Georgia. The amount in controversy is $7,713.03.

o Mitsui-Soko (U.S.A.), Inc. v. International Electronic Technology of Georgia, Inc., d/b/a I.E.T. Startek and Star Tek Computer, Civil Action File No. 01-C-34493, State Court of Gwinnett County, Geogia. The amount in controversy is $11,335.87.

o Decision Support Systems, L.L.C. v. International Electronic Technology, Inc., Loudoun County, Virginia, Circuit Court At Law No. 23594. The amount in controversy is $58,887.90.

o All Components Operations LP d/b/a All Components v. International Electronic Technology of Georgia, Inc., a/k/a IET of Georgia, Inc., and Frank Noori, County Court of Dallas County, Texas, at Law No. 1 Cause No. CC-00-13210-A. The amount in controversy is $19,669.75, $3,278.29 of which remains pursuant to a settlement of the principal amount owed.

                                     EXPERTS

The consolidated financial statements of Elite Technologies, Inc. for the year ended May 31, 2001, have been included herein and in the registration statement inreliance upon the report of Israel and Ricardo Blanco, CPA's, independent accountants, apearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the May 31, 2001 consolidated financial statements contains an explanatory paragraph that the Company's recurring losses from operations raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Elite Technologies, Inc. for the year ended May 31, 2000, have been included herein and in the registration statement inreliance upon the report of Kirschner $ Associates, P.C., independent accountants, apearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the May 31, 2000 consolidated financial statements contains an explanatory paragraph that the Company's recurring losses from operations raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Elite Technologies, Inc. for the year ended May 31, 1999, have been included herein and in the registration statement inreliance upon the report of KPMG LLP, independent certified public accountants, apearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the May 31, 1999 consolidated financial statements contains an explanatory paragraph that the Company's recurring losses from operations raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     KPMG LLP had served as the auditors of Elite's financial statements for the fiscal years ended May 31, 1998 and 1999. On July 25, 2000 Elite dismissed KPMG LLP. On August 2, 2000, Elite engaged the firm of Feldman, Scherb & Co., P.C. to audit its fiscal 2000 financial statements. Elite's Board of Directors ratified the change to Feldman, Scherb & Co., P.C. on August 2, 2000. Feldman, Sherb and Co., P.C., failed to complete the audit as they were hired to do by Elite, and therefore, were terminated as of November 9, 2000. Elite had engaged other auditors (On October 20, 2000) having realized that Feldman, Sherb may not complete their assigned duties. As of November 9, 2000, Elite officially appointed Kirschner and Associates, P.C., as auditors, thereby replacing Feldman, Scherb & Co. In connection with the audits of the two fiscal years ended May 31, 1999 and the subsequent period through July 25, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The reports of KPMG LLP on Elite's financial statements for each of the two fiscal years ended May 31, 1999 did not contain an adverse opinion, a disclaimer of opinion or qualification or modification as to audit scope or accounting principles. The reports did include an explanatory paragraph that described substantial doubt about Elite's ability to continue as a going concern.

     Feldman Sherb & Co., P.C., was appointed as audit firm of Elite Technologies, Inc. on August 2, 2000. Kirschner & Associates was officially engaged as audit firm on November 9, 2000. This change of audit firms was due to lack of timely performance on the part of Feldman Sherb.

     Throughout the engagement of Feldman Sherb, Elite repeatedly demanded from Feldman Sherb the completion of the Company's audit. Feldman Sherb inexplicably delayed the completion of the audit. Elite, substantially prior to the termination of Feldman Sherb, unofficially retained Kirschner and Associates. Kirschner and Associates was appointed official audit firm upon the termination of Feldman Sherb, due to the reasons stated above. Feldman Sherb, during their engagement with Elite, rendered no notification of disputes, scope limitations or other adverse audit findings.

     Following their termination by Elite in a written communication to the US Securities and Exchange Commission, Feldman Sherb has claimed that they were unable to satisfy themselves regarding the accounting of certain common stock issuances and that verbal representations were in conflict with documentation regarding these matters. Elite, in its written response to the US Securities and Exchange Commission, disputes this claim and affirms that the documentation provided was accurate and consistent with said verbal claims.

     Feldman Sherb & Co., P.C., disagrees with the aforementioned statements. However in its response to the 8-K filing by Elite, Feldman Sherb stated that no dispute was raised.

     Effective May 9, 2001 Kirschner and Associates P.C resigned from the audit engagement. In connection with the audit for the fiscal year May 31, 2000, there were no disagreements with Kirschner and Associates P.C., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The audit report of Kirschner and Associates P.C. on the Company's financial statements for the year ended May 31, 2000 did not contain an adverse opinion, a disclaimer of opinion or qualification or modification as to audit scope or accounting principles. The report did include an explanatory paragraph that described substantial doubt about the Company's ability to continue as a going concern.

     On July 20, 2001 Elite engaged the firm of Israel and Ricardo Blanco C.P.A as auditors of record for the fiscal year May 31, 2001. The newly appointed firm was chosen for its geographical location as well as their familiarity with Elite as they have performed audit work on a wholly-owned subsidiary.
                        HOW TO GET ADDITIONAL INFORMATION

     Elite is required to file reports and other information under the Securities Exchange Act with the Securities and Exchange Commission in Washington, D.C. pursuant to Section 15(d) of the Securities Exchange Act. Anyone interested may inspect these reports and information without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Copies of the reports and information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The SEC maintains a Web site that contains the registration statement related to this prospectus and will contain reports and other information Elite will file with the SEC. The Web site address is http://www.sec.gov.

Upon effectiveness of the registration statement, we will continue to be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing un-audited financial statements for each quarter of the year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

                           May 31, 2001, 2000 and 1999

                    With Independent Auditors' Report Thereon





         Report of Independent Auditors                         F-2
         Consolidated Balance Sheets                            F-5
         Consolidated Statements of Operations                  F-6
         Consolidated Statements of Stockholders' Equity        F-7
         Consolidated Statements of Cash Flows                  F-8
         Notes to Consolidated Financial Statements             F-9

































                                       F-1



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Elite Technologies, Inc., and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Elite Technologies, Inc. and subsidiaries (the "Company") as of May 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Elite Technologies, Inc. and Subsidiaries as of May 31, 2000, and for the years ended May 31, 2000 and 1999 were audited by other auditors whose reports dated November 9, 2000, except for Note 13(c) as to which the date is February 21, 2001, and August 25, 1999, respectively, on those statements included an explanatory paragraph that described the going concern uncertainty discussed in Note 1 to the financial statements.

     We conducted our audit in accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elite Technologies, Inc. and Subsidiaries as of May 31, 2001, and the results of their operations and their cash flows for the year ended May 31, 2001, in conformity with generally accepted accounting principles of the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Israel and Ricardo Blanco, C.P.A.
August 17, 2001






                                 F-2 (Continued)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Elite Technologies, Inc., and Subsidiaries

We have audited the accompanying consolidated balance sheet of Elite Technologies, Inc. and Subsidiaries (the "Company") as of May 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Elite Technologies, Inc. and Subsidiaries and for the year ended May 31, 1999, were audited by other auditors whose report dated August 25, 1999, on those statements included an explanatory paragraph that described the going concern uncertainty discussed in Note 1 to the financial statements.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elite Technologies, Inc. and Subsidiaries as of May 31, 2000, and the results of their operations and their cash flows for the year ended May 31, 2000, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying 2000 consolidated financial statements have been restated following a review of valuation practices of the Company's common stock. As discussed in Note 13 to the consolidated financial statements, the originally prepared financial statements accompanying our report dated November 9, 2000, have been restated to include the adjustments in accordance with generally accepted accounting principles.

/s/ Kirschner and Associates, P.C.
Marietta, Georgia
November 9, 2000, except for Note 13 (c)
as to which the date is February 21, 2001


                                 F-3 (Continued)

                          Independent Auditors' Report


The Board of Directors and Stockholders
Elite Technologies, Inc.:

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Elite Technologies, Inc. and subsidiaries (the "Company") for the year ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Elite Technologies, Inc. and subsidiaries for the year ended May 31, 1999, in conformity with generally accepted accounting principles.

         The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ KPMG LLP
Atlanta, Georgia
August 25, 1999














                                 F-4 (Continued)

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                              May 31, 2001 and 2000

Assets                                                           2001               2000
                                                                 ----               ----
Current assets:
Cash                                                            $80,450               $--
Accounts receivable, less allowance for doubtful
accounts of $ 80,000 and $0 at May 31, 2001 and
May 31, 2000, respectively                                      639,979                --
Note receivable on convertible debt obligation                       --           527,470
Receivable from officer                                         707,624           289,084
Inventory                                                       690,012                --
Other current assets                                                 --            30,000
                                                            -----------       -----------
Total current assets                                          2,118,065           846,554

Property and equipment, net                                     561,330            31,004
Excess of cost over net assets of businesses acquired,
less accumulated amortization of $ 1,259,876 and
$597,198 at May 31, 2001, and May 31, 2000, respectively      5,523,017         4,987,844
Other assets                                                     10,000             6,789
                                                            ------------    -------------
                                                             $8,212,412        $5,872,191
                                                            ============    =============
Liabilities and Stockholders' Equity
Current liabilities:
Cash overdrafts                                                $     --           $35,106
Notes payable                                                   213,537           112,895
Accounts payable                                                926,905           523,541
Accrued expenses                                                163,475           114,292
Federal payroll taxes payable                                   928,888           931,888
State payroll taxes payable                                     321,614           321,614
Reserve for acquisition                                       1,662,400               --
Income Taxes                                                     12,000               --
                                                            ------------    -------------
                                                              4,228,819         2,039,336
                                                            ------------    -------------
Long-term liabilities:
Notes payable                                                        --
100,000
Convertible note payable                                      1,117,801         1,035,599
                                                            ------------   --------------
Total liabilities                                             5,346,620         3,174,935
                                                            ------------   --------------

Stockholders' equity:
Common stock, $.0001 par value; 500,000,000 shares
authorized; 61,812,434 and 34,275,720 shares issued and
outstanding at May 31, 2001 and 2000, respectively                6,181             3,427
Additional paid-in capital                                   43,963,877        35,206,634
Accumulated deficit                                         (41,104,266)      (32,512,805)
                                                            -------------   --------------
                                                              2,865,792         2,697,256
                                                            -------------   --------------
                                                             $8,212,412        $5,872,191
                                                            =============  ===============


           See accompanying notes to consolidated financial statements


                                 F-5 (Continued)

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     Years Ended May 31, 2001, 2000 and 1999

                                                   2001            2000          1999
                                                   ----            ----          ----

Revenues - net                                 $13,268,877        $298,230     $1,937,317

Cost of Sales                                   11,194,532              --             --
Salaries, wages and benefits                       791,553         571,121      2,136,613
Stock based compensation                         2,859,444      10,751,765        827,431
Depreciation and amortization                    1,166,137         547,512        116,846
Other operating expenses                         1,161,671       1,481,216      1,527,500
Investment banking fees                          3,036,760      15,872,719        126,667
Write-off of assets                              1,528,824              --             --
                                             --------------  -------------- --------------

Operating loss                                 (8,470,044)    (28,926,103)     (2,797,740)

Interest expense                                    7,472          16,100              --
Interest income                                        --         (13,192)             --
Settlement on rescinded acquisition                    --           80,800             --
Other expenses, net                               101,945           66,036          90,624
                                            --------------   -------------- --------------


Loss before income taxes                       (8,579,461)     (29,075,847)    (2,888,364)

Income taxes                                      (12,000)              --             --
                                            --------------   -------------- --------------

Net loss                                      $(8,591,461)    $(29,075,847)   $(2,888,364)
                                            ==============   ==============  =============




Net Loss Per Share of Common
Stock:
Basic and Diluted:                                 $(0.24)          $(1.41)        $(0.26)
                                            ==============   ============== ==============


Weighted Average Number of
Common Shares Used In Calculating
Net Loss Per Share of Common
Stock :
Basic and Diluted                              35,138,193        20,631,704    11,150,355
                                            ==============   ============== ===============




           See accompanying notes to consolidated financial statements



                                 F-6 (Continued)

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                     Years Ended May 31, 2001, 2000 and 1999

                                                  Additional    Retained   Stockholders'
                                 Common Stock      paid-in      earnings      equity
                               Shares    Amount    capital      (deficit)   (deficit)
Balances at May 31, 1998     10,619,170  $1,062    $134,938    $(548,594)    $(412,594)

Issuance of common stock
in acquisitions                 850,000      85   1,649,915          --      1,650,000
Stock based compensation         --        --       827,431          --        827,431
Issuance of common stock
in private placements,
net of issuance costs of
approximately 50,000
shares and $352,000           1,102,500     110     852,390          --        852,500
Commitment to issue common
stock for investment
banking services                 --        --       126,667          --        126,667
Contributed capital from THC     --        --       289,277          --        289,277
Other capital contributed        --        --       114,700          --        114,700
Net loss                         --        --         --       (2,888,364)  (2,888,364)
                            ------------ ------   --------    ------------  -----------

Balances at May 31, 1999     12,571,670  $1,257  $3,995,318   $(3,436,958)    $559,617

Stock based compensation      6,962,500     696  10,751,069          --     10,751,765
Issuance of common stock in
acquisitions                  2,312,500     231   3,559,215          --      3,559,446
Issuance of common stock in
private placements              840,050      84     840,916          --        841,000
Issuance of common stock for
investment banking services  10,339,000   1,034  15,871,685          --     15,872,719
Issuance of common stock in
settlement of rescinded
acquisition                   1,250,000     125      80,675          --         80,800
Contributed capital from AMG     --         --      107,756          --        107,756
Net loss                         --         --         --     (29,075,847) (29,075,847)

                            ------------ -------  ----------  ------------  -----------
Balances at May 31, 2000     34,275,720  $3,427 $35,206,634  $(32,512,805)  $2,697,256


Stock based compensation      6,286,000     629   2,858,815          --      2,859,444
Issuance of common stock in
acquisitions                  5,185,000     518   1,935,150          --      1,935,668
Issuance of common stock in
private placements            3,300,000     330     927,795          --        928,125
Issuance of common stock for
investment banking services  12,765,714   1,277   3,035,483          --      3,036,760
Net loss                             --      --          --    (8,591,461)  (8,591,461)
                            ----------- -------  ----------   ------------  -----------
Balances at May 31, 2001     61,812,434  $6,181 $43,963,877  $(41,104,266)  $2,865,792
                            =========== =======  ==========   ============  ===========


           See accompanying notes to consolidated financial statements





                                 F-7 (Continued)

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                     Years Ended May 31, 2001, 2000 and 1999

                                            2001         2000          1999
                                            ----         ----          ----
Cash flows to operating activities:
Net loss                              $(8,591,461) $(29,075,847)  $(2,888,364)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization            1,166,137       547,512      116,846
Provision for doubtful accounts             80,000            --           --
Stock based compensation                 2,859,444    10,751,765      827,431
Commitment to issue stock for investment
banking services                         3,036,760    15,872,719      126,667
Settlement of rescinded acquisition             --        80,800           --
Write down of assets                     1,528,824            --           --
Decrease (increase) in:
Accounts receivable                      (719,979)       285,309      (5,975)
Inventory                                (690,011)            --           --
Other assets                                26,789        38,798     (38,312)
Increase (decrease) in:
Accounts payable                           403,364       277,730      195,327
Federal payroll taxes payable              (3,000)       302,473      186,842
State payroll taxes payable                     --        70,437      161,367
Deferred rent expense                           --       (97,496)      55,910
Accrued expenses and other                  49,183        80,350       33,942
Income taxes                                12,000            --           --
                                        -----------    ---------- -----------
Net cash used in operating activities     (841,950)     (865,450) (1,228,319)
                                        -----------    ---------- -----------
Cash flows from investing activities:
Purchases of property and equipment       (371,952)            --     (7,922)
Acquisition of businesses                       --      (250,000)    (15,000)
Receivable from officers                  (418,540)      (73,501)   (130,584)
                                        -----------     ---------- -----------
Net cash used in investing activities     (790,492)     (323,501)   (153,506)
                                        -----------     ---------- -----------
Cash flows from financing activities:
Proceeds from issuance of common stock           --      841,000     852,500
Proceeds from issuance of long-term debt     82,202      608,129          --
Repayment of long-term debt                (100,000)     (68,000)         --
Advances from factoring company, net             --     (177,124)    (43,434)
Proceeds from (payment on) s/t notes        100,642       52,797
Other capital contributions                      --           --     114,700
Contributed capital                           2,754      107,756     289,277
Increase in cash overdrafts                 (35,106)    (175,607)    190,855
Decrease in related party advances               --           --     (22,073)
Increase in reserve for acquisition         1,662,400           --          --
                                         -----------     --------- ----------
Net cash provided by financing activities 1,712,892     1,188,951   1,381,825

Net increase in cash                         80,450            --         --





                                               2001           2000      1999
Cash beginning of year                           --            --         --
                                           ----------   ---------- ---------
Cash end of year                            $80,450            --         --
                                           ==========   ========== =========


Supplemental disclosures of cash flow information Cash paid during the year for:

Interest                                        $7,472     $16,100         --
                                            =========== ======================

Income taxes                                        --          --         --
                                            =========== =========== ==========

Acquisition of businesses:
Fair value of assets acquired               $3,903,302 $3,809,446  $1,790,903
Fair value of liabilities assumed               (5,752)         --    (90,903)
Promissory note issued                        (300,000)         --    (35,000)
Due to shareholders                         (1,662,400)         --          --
Fair value of common stock issued           (1,935,150) (3,559,446)(1,650,000)
                                            ==========  =========== ==========
Net cash paid for acquisitions                     $--    $250,000     $15,000
                                            ========== ============ ==========

Additional debt financing:
Note payable stockholder                           $--     $100,000        $--
Convertible note payable                        82,202    1,035,559         --
Less receivable on convertible debt                 --     (527,470)        --
                                            ==========  =========== ==========
Proceeds from issuances of long term debt      $82,202     $608,129        $--
                                            ==========  =========== ==========

           See accompanying notes to consolidated financial statements

                                 F-8 (Continued)

                    ELITE TECHNOLOGIES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           May 31, 2001, 2000 and 1999

1.   SUMMARY OF SIGNIGICANT ACCOUNTING POLICIES
a) Description of Business

     Prior to April 2000, Elite Technologies, Inc. offered diverse services in IT Staffing, Custom Software Development and Integration, Internet Hosting, Content and Technical Development, Hardware Sales and Service and Content Delivery Platforms. The Company also served as an authorized solution provider and application developer for leading enterprise-level software products. These services were marketed to small, medium and large enterprises.

     Elite suspended these operations in April 2000 in connection with its acquisition of Ace Manufacturing Group, Ltd. (AMG). Subsequently, Elite acquired all the outstanding common stock of International Electronic Technology of Georgia, Inc. (IET) and Icon Computer Parts, Corp. (Icon) in June 2000 and February 2001, respectively. Also, the Company acquired the outstanding common stock of AC Travel, Inc. (ACT) in June 2000, a travel agency. The current composition of the core business is described in the Business Acquisitions Note to the consolidated financial statements.

     AMG designs, builds and markets an internet "pay by the minute" browser (kiosk) used primarily in hotels, airports, and entertainment establishments. Elite intends to utilize AMG to acquire additional companies to augment the internet kiosk business as marketed by AMG, including companies providing content, hardware and other related sectors of commerce.

     IET and Icon are engaged in the wholesale distribution of computer parts and assemblies throughout the United States, Latin America and Puerto Rico. Further marketing of the Internet kiosk will be done through these technology industry distribution channels.

b)   Basis of Financial Statements Presentation

     The consolidated financial statements include the accounts of Elite Technologies, Inc., and its subsidiaries (the "Company"). All significant inter-company balances and transactions have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, income and expenses for the period, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Business combinations, which have been accounted for under the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. Relative to the Financial Accounting Standard Board (FASB) Standards number 141 and 142 issued after June 1, 2001, the Company has evaluated the recoverability of goodwill and has written off those amounts with no discernable future benefits.
                                 F-9 (Continued)
c) Recognition of Revenues and Expenses
     Prior to the suspension of operations, revenue related to the placement of temporary and permanent employees was recognized upon the delivery of the service. Contract revenue from software development and implementation was recognized under the percentage of completion method. Web site development and consulting services are generally performed on a time and materials basis and are recognized as the services are performed. Revenue stemming from the sale of computer parts and assemblies are recognized when delivery has occurred and there is a reasonable assurance of collection of the sales proceeds.

d) Inventory

     Inventory is valued at cost, first in-first out method, not in excess of market. Inventory is substantially comprised of individual computer parts.

e) Property and Equipment

     Property and equipment are carried at cost. Expenditures for maintenance and repairs that do not significantly extend the useful lives of the assets are expensed as incurred, while major replacements and betterments are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets, generally five years for computer equipment and furniture and fixtures, and three to five years for purchased software.

     Cost of property sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income currently.

f) Excess of Cost Over Net Assets of Business Acquired

     The excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over five years. The amortization period is based on, among other things, the nature of the products and markets, the competitive position of the acquired companies, and the adaptability of changing market conditions of the acquired companies. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate equal to the rate of return that would be required by the Company for a similar investment with like risks. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

g) Income Taxes

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

                                F-10 (Continued)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense in 2001 resulted from profitable operations in other income tax jurisdictions; therefore, net operating loss carry forwards cannot be applied.

h) Stock Option Plan

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed plan stock options, in lieu of the fair value approach recommended by the Financial Accounting Standards Board in its Statement No. 123. Under the intrinsic value method, compensation expense would generally be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

i) Financial Instruments and Risk

     Based on their short maturities and interest rates estimated to be available to the Company, management has determined that the carrying values of all financial instruments approximate fair value at May 31, 2001 and 2000.

     Management has evaluated the Company's credit risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of temporary cash investments and accounts receivable.

     The Company maintains banking relationships in Atlanta as well as in Puerto Rico. These banks are for general operations, payroll, and short-term investments. The FDIC insures cash balances up to $100,000.

j) Impairment of Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

k) Comprehensive Income

     On June 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The Company has no "other comprehensive income" to report for the years ended May 31, 2001, 2000 and 1999.

                                 F-11(Continued)

l) Net Earnings (Loss) Per Common Share

     Basic earnings (loss) per common share available to common stockholders are based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per common share available to common stockholders are based on the weighted-average number of common shares outstanding and dilutive potential common shares, such as dilutive stock options and convertible debt.

     Options to purchase 4,000,000 and 2,250,000 shares of common stock at May 31, 2000 and 1999, respectively, were excluded from the computation of diluted earnings per share because they were anti-dilutive. Convertible notes payable, if converted, would generate savings in interest costs of $84,000 and $82,848 in 2001 and 2000, respectively. The effect of the pro forma improvement in net loss exceeds the pro forma increase in the number of the shares. Accordingly, the loss per share of $0.24 and $1.41 rather than $0.09 and $1.38 in 2001 and 2000, respectively, is disclosed on the face of the Company's statement of operations, since the effect of the conversion would be anti-dilutive.

m) Industry Segments

     The Company's operation with significant activity for the year ended May 31, 2001 was in the technology industry. Travel agency operations were marginal during the year. For the years ended May 31, 2000 and 1999 the core business was specific to IT staffing services.

n) Management's Plans

     The Company has incurred significant recurring operating losses for the year ended May 31, 2001 and carries a working capital and a retained earnings deficit that raises uncertainty about the Company's ability to continue as a going concern. Management's business philosophy is to increase market share by virtue of acquiring companies with inherent symmetry, autonomy and profitability.

     Management believes that this philosophy has been evidenced by the current acquisition of IET, Icon, AC Travel, Inc., and Ace Manufacturing Group, Ltd. Management is actively pursuing new debt and equity financing arrangements. In addition, controls on operating efficiency and effectiveness are being considered. Management is continually evaluating capital budgeting opportunities and the Company's overall profitability. However, any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

O) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Net cash overdrafts are included in the liabilities section of the Company's balance sheet. Changes in cash overdrafts are shown in the financing section of the Company's statement of cash flows.



                                F-12 (Continued)

2.  FORMATION OF THE COMPANY

     Intuitive Technology Consultants, Inc. ("ITC") was incorporated on August 9, 1996. On June 2, 1997, Phoenix International Industries, Inc. ("Phoenix") acquired 100% of the outstanding shares of ITC by issuing 1,500,000 shares of restricted common stock valued at $320,000. During the period that ITC was owned by Phoenix, the former owner of ITC was an employee and director of Phoenix. Effective June 1, 1998, Phoenix and the former owner of ITC agreed to reverse the transaction. As a result of the rescission, 100% of the common stock of ITC was delivered to the acquiring entity in exchange for the return of 1,413,000 Phoenix common shares, a cash payment of $60,000 and notes payable of $290,000 to Phoenix. The notes payable were to reimburse Phoenix for alleged inter-company amounts receivable from the Company. Under provisions of the purchase agreement, the notes payable have been reduced to $-0- due to misrepresentations and breaches of contract on the part of Phoenix. Pushdown accounting has not been applied to the acquisition of ITC by Phoenix or to the unwinding, because the transactions were not considered "arms-length" with third parties.

     On July 8, 1998, ITC was acquired in a reverse merger with Concap, Inc. ("Concap"). Former ITC shareholders received 7,200,000 shares of Concap common stock in exchange for all shares of ITC and gained control of Concap. Since ITC was a private operating company and Concap was a public shell company (i.e., public company with no operations), the merger was accounted for as if ITC was the acquirer. On April 30, 1999, the Company changed its name to Elite Technologies, Inc.

3.  BUSINESS ACQUISITIONS

a) Temporary Help Connection, Inc. ("THC")

     Effective November 15, 1998, the Company acquired a one hundred percent (100%) member interest in Troxtel Holding Company, LLC d/b/a Temporary Help Connection ("THC"), a Michigan company, in exchange for 1,250,000 shares of the Company's common stock. In addition, the Company agreed to provide to THC accounts receivable financing of up to 75% for approved accounts. THC is engaged in the business of light industrial temporary staffing.

     Due to misrepresentations and breaches of provisions of the purchase agreement on the part of THC, on April 12, 1999, the Company "unwound" the acquisition of THC as provided for in the purchase agreement. Litigation arising out of this transaction, which asserted claims against THC's former owner, for among other things, fraud and breach of contract, has been settled.

     Since the acquisition of THC was unwound, no assets, liabilities, or results of operations of THC are included in the accompanying consolidated financial statements. THC's cash receipts, which were remitted to ITC in excess of cash disbursements, made by ITC on behalf of THC during the period of THC's control by the Company have been credited to additional paid-in capital.

Stock issued as part of this transaction, which was being held in escrow, was issued and sold pursuant to a court order. The proceeds were used to satisfy $80,800 in litigation costs.


                                F-13 (Continued)

b) Scanlan Music, Inc. ("Scanlan")

     Effective November 5, 1998, the Chairman of the Company acquired all of the issued and outstanding shares of Scanlan Music, a retail seller of musical instruments, in exchange for a promissory note of $35,000. On November 9, 1998, the Chairman assigned all rights, titles, and inventory of Scanlan as well as the promissory note to the Company. The acquisition was treated as being made by the Company using the purchase method of accounting and, accordingly, the net assets acquired have been recorded at their estimated fair market value at the date of acquisition. During the year ended May 31, 2001 management suspended operations of Scanlan Music, thus, any related accounts, including goodwill, were written off.


c) Elevation Strategic Partners, Inc. ("Elevation")

     Effective March 31, 1999, the Company acquired all of the issued and outstanding shares of Elevation Strategic Partners, Inc., a Delaware company, in exchange for approximately 1,000,000 shares of the Company's common stock (valued at $1.50 per share) and the assumption of debt of approximately $50,000. Elevation is engaged in the business of incubating and growing technology and Internet based companies. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets acquired have been recorded at their estimated fair market value at the date of acquisition. Goodwill of approximately $1.550 million resulted from this March 1999 transaction concurrent with the Company's issuance of 1,000,000 shares. During fiscal year ended May 31, 2000, an additional 62,500 shares were issued which correspondingly created goodwill of approximately $319,000. This transaction was instituted as a hedge because of the declining stock market price of Elite Technologies, Inc. Effective May 31, 2001, management suspended operations of Elevation; thus, any related accounts, including goodwill, were written off.

d) Virtual Enterprises, Inc. ("Virtual")

     Effective April 1, 1999, the Company acquired all of the issued and outstanding shares of Virtual, an internet portal that allows users to plan a wedding with links to various vendors in the industry, in exchange for 100,000 shares of the Company's common stock (valued at $1.50 per share) and the assumption of debt of approximately $41,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets acquired have been recorded at their estimated fair market value on the date of acquisition. Goodwill of approximately $190,000 resulted from this transaction. Effective May 31, 2001, management suspended operations of Virtual; thus, any related accounts, including goodwill, were written off.

e) Ace Manufacturing Group, Ltd. ("AMG")

     Effective March 15, 2000, the Company acquired all of the issued and outstanding shares of AMG, in exchange for 2,000,000 shares of the Company's common stock (valued at $1.66 per share) plus $250,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets acquired have been recorded at their estimated fair market value on the date of acquisition. Goodwill of approximately $3,490,000 resulted from this transaction.

                                F-14 (Continued)

     f) International Electronic Technology of Georgia, Inc. ("IET")

     On June 27, 2000 the Company entered into an agreement to acquire 100% of the outstanding shares of International Electronic Technology of Georgia, Inc., in exchange for 1,185,000 shares of the Company's common stock. In August 2000, the Company issued the 1,185,000 shares of common stock called for in the agreement. This transaction was accounted for using the purchase method of accounting and resulted in goodwill in the amount of approximately $815,000.

g) Icon Computer Parts, Corp. ("Icon")

     On February 15, 2001 the Company entered into an agreement to acquire 100% of the outstanding shares of Icon Computer Parts, Corp., in exchange for 2,000,000 shares of the Company's common stock. Pursuant to the purchase agreement of Icon an adjustment to the original purchase price may occur if the trading price of Elite's Common stock falls below $1.00, one year post the original closing date, February 15, 2001. Reserve for acquisition amounting to $1,662,400 resulted from this event. Conversely, should the trading price be in excess of the aforementioned price, this payable will be removed entirely. This transaction was accounted for using the purchase method of accounting and resulted in goodwill in the amount of approximately $1,410,000.

h) AC Travel, Inc.("ACT")

     On June 1, 2000 the Company entered into an agreement to acquire 100% of the outstanding shares of AC Travel, Inc. in exchange for 2,000,000 shares of the Company's common stock and $300,000 in cash. The Company has advanced $175,000 on the agreement. This transaction was accounted for using the purchase method of accounting and resulted in goodwill in the amount of approximately $1,065,000.

     The results of operations of the acquired companies have been included in the Company's consolidated statements of operations beginning on the following dates: Scanlan-November 5, 1998, Elevation-March 31,1999, Virtual-April 1, 1999, AMG-March 15,2000, AC Travel June 1, 2000, IET-June 27, 2000, and Icon-February 15, 2001.

i) Pro-Forma Financial Information

The un-audited pro forma results of operations of the Company for the year ended May 31, 2001 and 2000 as if the acquisition of IET, AC Travel, and Icon had been effective on June 1, 2000 and 1999 are summarized as follows:

                                                 2001               2000
                                              Un-audited         Un-audited
Revenues-net                                  $17,879,877       $10,109,225
Net loss applicable to common shareholders
                                             $(8,241,461)     $(18,775,847)
Basic loss per share                              $(0.23)           $(0.67)
Diluted loss per share                            $(0.23)           $(0.67)



                                F-15 (Continued)

The un-audited pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

4.  ACCOUNTS RECEIVABLE

         An allowance for doubtful accounts is maintained at a level which management believes is sufficient to cover all potential credit losses including potential losses on receivables sold. The activity in the allowance for doubtful accounts for the years ended May 31, 2001, 2000, and 1999, is as follows:


        Balance at                                Reductions        Balance at
        beginning           Charged          taken against the        end of
        of period          to expense            allowance            period

1999     $13,000             $106,559            $(93,559)          $26,000
2000     $26,000                 $-0-            $(26,000)             $-0-
2001        $-0-              $80,000                 $-0-          $80,000

5. PAYROLL TAX LIABILITIES

     The amounts shown as due for federal and state payroll taxes payable on the Company's balance sheet are primarily amounts due from prior years and the first quarter of the year ended May 31, 2000. Management is meeting current payroll obligations and is pursuing a plan to fulfill its past obligations to federal and state governments.

6. DEBT AGREEMENTS

   o Stockholders' Financing

     As of May 31, 2000, the Company's current liabilities include notes payable of $112,895. This debt was assumed in conjunction with the acquisitions of Elevation and Virtual and remains unpaid at May 31, 2001 and 2000, respectively. There are no note agreements establishing terms for repayment of these debts in as much as the debts were immediately payable pursuant to the relative stock acquisition agreement.

     As of May 31, 2000, the Company's long-term liabilities include $100,000 payable to a stockholder. Interest is being accrued at the applicable federal rate. The note is payable on demand. Management's understanding of stockholder intentions is that no demand will be made within the current year.

    o Other Financing

     The Company's long-term liabilities also include $1,117,801 of 8% convertible debentures. The Company entered into a financing agreement with a lending source on March 27, 2000. The total financing package included an authorized issue of $3,000,000 of convertible debentures.




                                F-16 (Continued)

Conversion into common stock was based on a formula of the lesser of $2.00 per share or 75% of market value.

The original stated maturity date was March 31, 2001, with interest accruing quarterly. The initial financing phase was to have been for $2,000,000, out of a total of $3,000,000, and to have been separated into two distinct parts. The Company received the first part of approximately $508,000 during the year ended May 31, 2000. However, the second phase was not properly funded and escrowed.

     On June 29, 2001 the Company renegotiated the terms of the convertible debt, allowing for payment of the principal expiring on January 31, 2003. Also, at creditor's option, the outstanding principal amounts can be converted to common stock at a maximum of 1/18 monthly and a discount price of 70% of the common stock market price at the redemption dates. In anticipation of such conversion, the Company is registering 30,000,000 shares for sale this Offering in the name of Resonance Ltd.

7. PROPERTIES AND EQUIPMENT

Property and equipment consists of the following assets, with estimated useful lives shown parenthetically:
                                                     2001                 2000
                                                     ----                 ----

Building (20 years)                                $375,000                $--
Computer equipment (3-5 years)                       85,301             74,416
Purchased software (3-5 years)                       33,449             32,430
Furniture and fixtures (3-5 years)                  279,804             26,579
Vehicles           (3-5 years)                       37,087                 --
                                              -------------       ------------
                                                    810,641            133,425
                                              -------------       ------------
Less accumulated depreciation                       249,311            102,421
                                              -------------       ------------
                                                   $561,330            $31,004
                                              =============       ============
8.   OPERATING LEASES

     Lease expense for the years ended May 31, 2001, 2000, and 1999 was $117,287, $107,360, and $282,000, respectively. This space was utilized for office and warehouse purposes. Comparable amounts are expected to be incurred during 2002. The building, as denoted above, was purchased in January 2000; however it was not an asset of the Company until the purchase of Icon occurred on February 15, 2001. Occasionally, equipment is also leased on a short-term basis.

9.   RECEIVABLE FROM OFFICER

The Company has made loans to a certain officers of the Company. These loans are to be evidenced by an employment agreement and are payable in not more than sixty monthly principal and interest installments starting with the first day of the month following the month in which the loan is made, with interest at the rate of three percent per year on the unpaid balance of the loan outstanding. In the event of default of any installment of principal and interest when due, the entire balance of principal and accrued interest becomes payable on demand.
                                F-17 (Continued)

During the year ended May 31, 2001, the Company has extended additional borrowings to the officer. Management is electing to waive the current default restrictions at the present time.

10.  WRITE-DOWN OF ASSETS

     During the year ended May 31, 2001, the Company adopted a plan to write down some assets whose future benefit was deemed to be non-recoverable. These amounts amounted to $1,528,824 and consisted primarily of goodwill that was written off amounting to $1,195,115.

11.  INCOME TAXES

     The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at May 31, 2001 and 2000 are estimated and presented as follows:
                                                 2001                     2000
                                                 ----                     ----
Deferred income tax assets:
Net operating loss carry forwards              $2,911,846           $3,196,911
Other, net                                         16,000              595,899
                                         ----------------      ---------------

Total gross deferred income tax assets          2,927,846            3,792,810

Less valuation allowance                        2,927,846            3,787,333
                                         ----------------      ---------------

Net deferred income tax assets                         --                5,477

Deferred income tax liability                          --              (5,477)
                                         ----------------      ---------------

Net deferred income tax asset (liability)      $       --           $       --
                                         ================      ===============

     Deferred income tax assets as of May 31, 2001 have been fully offset by valuation allowances. The increase in the valuation allowance during the years ended May 31, 2001 and 2000 was $3,891,421 and $2,259,118 respectively. The valuation allowances have been established equal to the full amounts of the deferred tax assets net of deferred tax liabilities, since the Company is not assured that it is more likely than not that these benefits will be realized.

     At May 31, 2001, the Company had estimated operating loss carry forwards for income tax purposes of approximately $5,700,000 which are available to offset future federal and state taxable income, if any, through 2021. Due to the separate return limitation year rules of the consolidated return regulations, it is estimated that the use of approximately $943,000 of loss carry forwards is restricted.


                                F-18 (Continued)

In addition, due to changes in the ownership of various members of the consolidated group, the use of an additional $468,000 of losses is restricted by virtue of Internal Revenue Code Section 382 limitations.

11.   STOCKHOLDERS' EQUITY

a) Completion of Reverse Merger

     As a result of the reverse merger completed on July 8, 1998 (see note 2), the equity of the Company reflects the historical equity of ITC retroactively restated to reflect the 7,200,000 Concap shares issued in the merger. In addition, the common stock and additional paid-in capital accounts have been adjusted to reflect the par value of the outstanding stock of Concap after giving effect to the shares issued in the merger.

b) Stock Options and Stock Based Compensation

     On July 15, 1998, as part of an employment agreement, an officer of the Company was granted the option to purchase 2,000,000 shares of common stock at an exercise price of $.10 per share. Of the stock options, 1,000,000 were scheduled to vest on August 31, 2000 with the remaining options vesting on August 31, 2001. The options expire one year from the vesting date.

     On March 15, 1999, as part of an employment agreement, another officer of the Company was granted the option to purchase 250,000 shares of common stock at an exercise price of $.10 per share. Of the stock options, 125,000 were scheduled to vest on August 31, 2000 with the remaining options vesting on August 31, 2001. The options expire one year from the vesting date.

     During the year ended May 31, 2000, employment agreements granting the option to purchase stock shares at an exercise price of $.10 per share were forfeited and cancelled.

     The Company applies the provisions of APB Opinion No. 25 and related interpretations in accounting for stock options. The Company recognized compensation expense of approximately $827,000 in connection with options granted during the year ended May 31, 1999 as the exercise price was less than the market price of the stock on the date of grant. A summary of the status of the employment stock option plans at May 31, 2001, 2000, and 1999 and the changes during the years then ended is presented below:

                       2001         2000         1999        Weighted
                      Shares       Shares       Shares        Average
                    Underlying   Underlying   Underlying     Exercise
                     Options      Options      Options         Price
                  ------------   ----------   ----------    -----------
Beginning                   --    2,250,000          --           $.10
Plus:Granted                --           --    2,250,000           .10
Less:Forfeited              --   (2,250,000)         --            .10
                  ------------   ----------   ----------    -----------
Outstanding,end
Of year                     --           --    2,250,000           $--
                  ============   ==========   ==========    =========



                                F-19 (Continued)

 The weighted average fair value of options granted during 1999 and on the date of the grant was $1.38 per share using the Black Scholes option-pricing model with the following weighted average assumptions: expected volatility of 58.65%, expected dividend yield of 0%, risk-free interest rate of 5.5%, and an expected option life of 3.25 years.

     In addition, the Company has a separate plan awarding stock based compensation. In June 1999, the Company issued 612,500 shares of restricted common stock to six employees as an incentive for these employees to continue employment. In June 1999, the Company also issued 300,000 shares of common stock to a consultant for future consulting services and issued 250,000 shares of common stock to a former ITC stockholder. The Company applies the provisions of APB Opinion No. 25 and related interpretations in accounting for this compensation. The Company recognized stock based compensation expense of $2,859,444, and $10,751,765, for the fiscal years ended May 31, 2001, and 2000, respectively.

c) Investor and Private Placement Activity

     In June and July 1998, a former officer of Concap purchased 400,000 shares of common stock of the Company for $200,000.

     In April 1999, the Company entered an agreement to issue shares of the Company's common stock in exchange for investment banking services. The Company recorded expense and additional paid-in capital for the pro rata share of the fair value of services performed was $3,036,760, $15,872,719, and $126,667 for the years ended May 31, 2001, 2000, and 1999, respectively. The fair value of the total agreement was determined based on the fair value of shares of the Company's common stock committed to be issued as part of the agreement.

     In April 1999, the Company commenced the sale of its common stock in a private placement offering. As of May 31, 1999, 652,000 shares of common stock had been sold for $652,500, net of issuance costs of approximately $352,000 and 50,000 shares of common stock issued to the investment banker. During the year ended May 31, 2000, 840,050 shares of common stock were issued through private placement with $84 and $840,916 credited to common stock and paid-in capital, respectively.

d) Investing and Financing Transactions

    In June 2000, the Company sold additional shares of its common stock in private placement offerings. Approximately 3,300,000 shares of common stock were sold at $0.28 per share.

    On June 27, 2000 the Company entered into an agreement to acquire 100% of the outstanding shares of International Electronic Technology of Georgia, Inc., in exchange for 1,185,000 shares of the Company's common stock. In August 2000, the Company issued the 1,185,000 shares of common stock called for in the agreement.

    On June 1, 2000 the Company entered into an agreement to acquire 100% of the outstanding shares of AC Travel, Inc. in exchange for 2,000,000 shares of the Company's common stock and $300,000 in cash. The Company has advanced $175,000 on the agreement.
                                F-20 (Continued)

e) Other Capital Contributions

     For the year ended May 31, 1999, an officer of the Company contributed $114,700 to the Company to fund operations. This contribution has been reflected as additional paid-in capital since it is required to be repaid in common stock of the Company based on the fair value of the stock on the date of the contribution, commencing two years from the date that the contribution was made. For the year ended May 31, 2000, $107,756 of paid-in capital resulted from the acquisition of AMG.

12.      MAJOR CUSTOMERS

  For the years ended May 31, 2000 and 1999, two customers accounted for approximately 62% and 71% of total revenues and cash collections, respectively in both years. There were no customers during 2001 on which the Company had significant economic dependence.

13.    OTHER EVENTS AND CONTINGENCIES

a) Contingencies

     The Company is involved in various claims and legal actions arising in the ordinary course of business. While the ultimate results and outcome cannot be determined, management does not expect that the ultimate disposition of these matters will have a material adverse effect on the Company's results of operations or financial position. Actions involving the Company include the following claims, all of which the Company intends to pursue vigorously.

     On November 27, 2000, a complaint was filed against the Company. This complaint was settled for approximately $19,700.

     On January 6, 2000 a complaint was filed against the Company alleging breach of contract in the amount of $10,000. The Company answered timely denying liability. It is impossible to ascertain the likelihood of success of either party on their claims and defenses.

     On June 1, 2000 a complaint was filed against the Company alleging breach of contract in the amount of approximately $24,000. The Company answered timely denying liability. It is impossible to ascertain the likelihood of success of either party on their claims and defenses.

     On June 26, 2000, a complaint was filed against the Company alleging breach of contract in the amount of $28,256. Counsel believes it is impossible to ascertain the likelihood of success of either party on their claims and defenses.

     In August 2001 the Company filed a suit against a former employee to enforce a settlement agreement that was mutually agreed upon at the time of termination.

b) Compliance Review

     Management received a compliance review letter from the United States Securities and Exchange Commission (SEC) dated November 20, 2000.


                                F-21 (Continued)

The principal provisions of the letter involve interpretation of valuation practices of the Company's common stock issued subsequently to May 31, 1999 as seen by management and contrasted with the views of the Commission.

     Management believes a per share price established by a concurrent private placement of $1 per share, less discounts for restriction and volume, is the appropriate measure. The SEC mandated a price per share commensurate with that of freely trading shares as of the date of specific transaction with the application of significantly limited discounts as the correct measure.

     The following schedule summarizes the major differences between management and the Commission as impacting the Company's financial position as of May 31, 2000, and the results of operations for the year then ended.

                                        Form 10-K and        Form 10-K/A and
                                   financial statements   financial statements
                                    as originally filed       as revised
Stock based compensation                $    904,125        $ 10,751,765
Depreciation and amortization
                                             437,622             547,512
Investment banking fees                    1,481,250          15,872,719
Net loss                                  (4,726,848)        (29,075,847)
Loss per Share                                 (0.23)              (1.41)

Goodwill, net of amortization
                                           2,609,609           4,987,844
Total assets                               3,493,956           5,872,191
Additional paid-in capital
                                           8,479,400          35,206,634

Retained earnings (deficit)
                                          (8,163,806)        (32,512,805)
Stockholders' equity                         319,021           2,697,256

     c) Acquisition of World Touch

     Subsequent to May 31, 2001 the Company acquired, in a stock for stock transaction, WorldTouch Communications. This transaction was accounted for utilizing the purchase method of accounting. This company just commenced operations and provides an integrated suite of high quality, low-cost international telecommunications services to large and small businesses, including voice-over IP (VOIP), and callback (call re-origination). This acquisition falls outside the current acquisition strategy of the Company in that World Touch has just commenced operations and is a start-up company.

d)  Selected quarterly financial statement data-Un-audited

Unaudited                                1st             2nd               3rd             4th
Quarterly Financial Data
For the year ended May 31, 2001

Revenue                               3,630,818        3,703,578        3,299,484         2,634,997
Operating income (loss)              (2,116,631)        (645,396)         (36,457)       (4,142,736)
Net income (loss)                    (2,118,344)        (660,942)         (27,892)       (5,784,283)

Net income (loss) per share               (0.03)           (0.01)           (0.01)            (0.19)

Dividends declared                         --               --               --                --
Market price
High                              $        1.43 $           0.59 $           0.31 $            0.27
Low                               $        0.31 $           0.01 $           0.01 $            0.03


Unaudited                                1st                 2nd             3rd               4th
Quarterly Financial Data
For the year ended May 31, 2000

Revenue                                 377,997          400,013           60,000          (539,780)
Operating income (loss)                (273,680)         180,556         (104,444)      (28,728,535)
Net income (loss)                      (273,680)         180,556         (104,444)      (28,878,279)


Net income (loss)per share                (0.01)           (0.02)           (0.03)            (1.35)

Dividends declared                         --               --               --                --
Market price
High                              $        6.38 $           3.88 $           1.31 $            2.75
Low                               $         .25 $           0.14 $           0.13 $            0.27


                                F-22 (Continued)

                   REPORT ON REVIEW BY INDEPENDENT ACCOUNTANTS
To the Board of Directors and Stockholders
Elite Technologies, Inc., and Subsidiaries

We have reviewed the accompanying consolidated balance sheets of Elite Technologies, Inc., and Subsidiaries (the "Company") as of November 30, 2001 and May 31, 2001 and the related consolidated statements of operations for the three months and six months ended November 30, 2001 and November 30, 2000, and the related consolidated statements of cash flows for the six months ended November 31, 2001 and November 30, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, with the exception of the matter described in the following paragraph, we are not aware of any material modifications that should be made to the aforementioned financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of May 31, 2001, and the related consolidated statements of operations, of stockholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated August 17, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information as set forth in the accompanying consolidated balance sheet information as of May 31, 2001, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

Our report dated August 17, 2001 on the consolidated financial statements of Elite Technologies, Inc., and subsidiaries as of and for the year ended May 31, 2001 contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated balance sheet as of May 31, 2001, does not include any adjustments that might result from the outcome of that uncertainty.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in the financial information, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Israel and Ricardo Blanco, C.P.A.
Atlanta, Georgia
January 17, 2002                            Temporary Permit No. 694
                                F-23 (Continued)

                    ELITE TECHNOLOGIES, INC, AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                                                                    November 30,        May 31,
                                                                                         2001            2001
                                                                                    (Unaudited)         (Note)
Assets
Current assets:
  Cash on hand and in banks                                                       $     70,285    $     80,450
  Accounts receivable - net                                                            434,167         639,979
  Inventory                                                                            939,184         690,012
  Receivable from officer                                                              962,418         707,624
                                                                                                  ------------
             Total current assets                                                    2,406,054       2,118,065

Property and equipment, net                                                            526,083         561,330
Excess of cost over net assets of businesses acquired,
   less accumulated amortization of $1,618,544 and
   $1,259,876 at November 30, 2001 and May 31, 2001,                                 4,104,198       5,523,017
   respectively
Other assets                                                                            12,596          10,000
                                                                                                  ------------
                                                                                  $  7,048,931    $  8,212,412
                                                                                                  ============
Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable                                                                   $    279,545    $    213,537
  Accounts payable                                                                   1,854,804         926,905
  Accrued expenses                                                                     160,537         163,475
  Federal payroll taxes payable                                                        928,888         928,888
  State payroll taxes payable                                                          321,614         321,614
  Reserve for acquisition                                                            1,662,400       1,662,400

  Income taxes                                                                          15,000          12,000
                                                                                                  ------------
                                                                                     5,222,788       4,228,819
                                                                                                  ------------
Long-term liabilities:
  Convertible note payable                                                           1,342,801       1,117,801
                                                                                                  ------------
             Total liabilities                                                       6,565,589       5,346,620
                                                                                                  ------------

Stockholders' Equity:
  Common stock, $.0001 par value; 500,000,000 shares authorized; 84,362,434 and 61,812,434 issued and outstanding at November 30, 2001 and May 31, 2001,

      respectively                                                                       8,436           6,181
  Additional paid-in capital                                                        44,447,823      43,963,877
  Accumulated deficit                                                              (43,972,917)    (41,104,266)
                                                                                                  ------------
                                                                                       483,342       2,865,792
                                                                                                  ------------
                                                                                  $  7,048,931    $  8,212,412
                                                                                                  ============


          Note: The consolidated balance sheet at May 31, 2001 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of
                   America for complete financial statements.

            See notes to condensed consolidated financial statements.
                                F-24 (Continued)

                    ELITE TECHNOLOGIES, INC, AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                Three Months Ended                     Six Months Ended
                                                                    November 30,                          November 30,
                                                                2001              2000               2001               2000
 Revenues                                                   $2,755,420         $3,630,818         $6,764,606         $7,334,396
 Cost of Sales                                               2,483,825          2,968,113          6,081,343          6,563,351
                                                    ----------------------------------------------------------------------------
 Gross Profit                                                  271,595            662,705            683,263            771,045


 Salaries, wages and benefits                                  331,240            328,101            525,541            239,226
 Depreciation and amortization                                 285,874            373,958            679,206            766,988
 Other operating expenses                                      460,342            493,246          1,010,828            869,635

 Stock based compensation                                      279,900                  -            471,800                  -

 Investment banking fees                                             -          1,584,031                  -          1,584,031

 Write down of non-performing assets                           799,051                  -            799,051                  -
                                                    ----------------------------------------------------------------------------
                                                             2,156,407          2,779,336          3,486,426          3,459,880
                                                    ----------------------------------------------------------------------------

                  Loss from Operations                       1,884,812          2,116,631          2,803,163          2,688,835

 Interest expense                                               26,856                  -             50,212             12,100
 Other expenses - net                                              282              1,713                282             17,259
                                                    --------------------------------------                  --------------------
                                                                                         --------------------
                                                                27,138              1,713             50,494             29,359
                                                    ----------------------------------------------------------------------------

                  Loss before income taxes                   1,911,950          2,118,344          2,853,657          2,718,194

 Income taxes                                                   15,000                  -             15,000                  -
                                                    ----------------------------------------------------------------------------

                  Net Loss                                  $1,926,950         $2,118,344         $2,868,657         $2,718,194
                                                    ============================================================================



 Net Loss Per Share of Common Stock:
                  Basic and Diluted                            ($0.03)            ($0.06)            ($0.04)            ($0.07)
                                                    ============================================================================

 Weighted Average Number of Common Shares Used In Calculating Net Loss Per Share of Common Stock:

                  Basic and Diluted                         63,512,571         38,475,720         77,132,434         41,578,630
                                                    ============================================================================


            See notes to condensed consolidated financial statements.
                                F-25 (Continued)

                    ELITE TECHNOLOGIES, INC, AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                      Six Months Ended  Six Months Ended
                                                                         November 30,     November 30,
                                                                            2001            2000
Cash flows from (to) operating activities:
   Net loss                                                              ($2,868,657)   ($2,718,194)
    Adjustments to reconcile net loss to net
     cash (used in) provided by operating activities:

       Depreciation and amortization                                         679,206        766,988

       Write-down of non-performing assets                                   799,051           --

       Account receivable direct write off                                     4,720           --

       Stock based compensation                                              471,800           --
       Commitment to issue stock for investment

         banking services                                                       --        1,584,031
       Decrease (increase) in:

         Accounts receivable                                                 210,583     (1,403,355)

         Receivable from stockholder                                        (290,194)          --

         Inventory                                                          (213,773)          --

         Note receivable                                                        --          527,470

         Other assets                                                         (5,192)      (618,940)
       Increase (decrease) in:

         Accounts payable                                                    927,899      2,142,536

         Payroll taxes payable                                                  --           (2,420)

         Accrued expenses and other current liabilities                       (2,931)       (53,244)

         Income taxes                                                          3,000           --
                                                                                        -----------

               Net cash (used in) provided by operating activities          (284,488)       224,872
                                                                                        -----------

Cash flows from investing activities:

     Purchases of property and equipment                                     (18,940)      (244,204)

     Acquisition of businesses                                                  --         (175,000)

     Receivable from officers                                                   --         (239,458)
                                                                                        -----------

             Net cash used in investing activities                           (18,940)      (658,662)
                                                                                        -----------

 Cash flows from financing activities:

     Proceeds from issuance of common stock                                     --          140,000

     Proceeds from issuance of long-term debt                                225,000        425,000

     Proceeds from short-term notes                                           66,008           --

     Contributed capital                                                       2,255        150,492
                                                                                        -----------

             Net cash provided by financing activities                       293,263        715,492
                                                                                        -----------


 Net increase (decrease) in cash                                             (10,165)       281,701


 Cash and cash equivalents at beginning of period                             80,450        (35,106)
                                                                                        -----------

 Cash and cash equivalents at end of period                              $    70,285    $   246,595
                                                                                        ===========

            See notes to condensed consolidated financial statements
                                F-26 (Continued)

                            Elite Technologies, Inc.
              Notes to Condensed Consolidated Financial Statements
                                November 30, 2001
                                   (Unaudited)

1.  Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying un-audited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America or interim information consistent with instructions of Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments consisting of a normal and recurring nature considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended November 30, 2001, respectively may not necessarily be indicative of the results that may be expected for the year ended May 31, 2002.

For further information, refer to Elite Technologies Inc,. (the Company) consolidated financial statements and footnotes thereto included on the Form 10-K for the year ended May 31, 2001.

Adoption of Accounting Pronouncements

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the Company has complied with the guidance of SAB 101.

In January 2001, the Company adopted the provisions of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The adoption of FASB Statement No. 133 did not have a material effect on the Company's financial position or results of operations because the Company is not currently using derivatives.

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". Statement 141 eliminated the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. Statement 142, which includes the requirements to test goodwill and indefinite-lived intangible assets for impairment, rather than amortize them, will be effective for fiscal years beginning after December 15, 2001.

In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations". This statement requires entities to record the fair value of an asset retirement obligation in the period in which it is incurred. This statement is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.



                                F-27 (Continued)

In September 2001, the FASB issued Statement No. 144 on asset impairment that is applicable to financial statements issued for fiscal years beginning after December 31, 2001. The FASB's new rules on asset impairment supercede FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and provides a single accounting model for the disposal of long-lived assets.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Basic and Diluted Loss Per Share

The Company has adopted FASB Statement No. 128, "Earnings Per Share", which requires a dual presentation of basic and diluted earnings per share. However, because of the Company's net losses, the effect of stock options and warrants, if applicable, would be anti-dilutive. Accordingly, stock options and warrants are excluded from the computation of loss per share totaling approximately 77,132,434 at November 30, 2001.

Inventories

Inventories are stated at the lower of cost or market. Production costs are applied to ending inventories at a rate based on production capacity and any excess production costs are charged to cost of products sold.

Accounting Policies

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all normal adjustments, exclusive of any adjustments that may be required as a result of going concern issues discussed further within the enclosed financial information. Management also believes that the enclosed information presents fairly the financial position of Elite Technologies, Inc., and Subsidiaries at November 30, 2001 and the results of operations for the three and six months ended November 30, 2001 and November 30, 2000 and cash flows for six months ended November 30, 2001 and November 30, 2000. The results of operations for the three and six month periods ended November 30, respectively, should not necessarily be taken as indicative of the results of operations that may be expected for the entire year ending May 31, 2002.





                                F-28 (Continued)

The financial information as of November 30, 2001 should be read in conjunction with the financial statements contained in Elite Technologies, Inc. Form 10-K Annual Report for May 31, 2001. Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash overdrafts are classified as current liabilities.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs that do not significantly extend the useful lives of the assets are expensed as incurred, while major replacements and betterments are capitalized.

Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets, generally five years for computer equipment and furniture and fixtures, and three to five years for purchased software.

Cost of property sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized currently as income.

Excess of Cost Over Net Assets of Businesses Acquired

On goodwill established prior to 2002, the excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over five years. All goodwill transactions were effective previous to the adoption of FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations", and No. 142 "Goodwill anf Other Intangible Assets". The amortization period is based on, among other things, the nature of the products and markets, the competitive position of the acquired companies, and the adaptability of changing market conditions of the acquired companies. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate equal to the rate of return that would be required by the Company for a similar investment with like risks. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Actual and expected income tax expense can differ due to non-deductible expenses and different income tax jurisdictions.
                                F-29 (Continued)

Payroll Taxes Payable

Payroll Taxes payable include separate line items for both federal and state tax liabilities. The assumption of these liabilities was part of the agreement to acquire Intuitive Technology Consultants, Inc. The respective state and federal tax liabilities have not been paid during previous periods due to cash flow matters. Management has worked with the appropriate tax authorities and such authorities have agreed not to impute any further interest or penalties on these accounts.

Pro-Forma Financial Information

Generally accepted accounting principles in the United States of America call for the comparative presentation and the relative pro forma effects on that of the preceding year. This was not illustrated here since World Touch Communications, Inc. maintains the status of a start-up company and was not operational in previous periods.

Management's Plans

The Company has incurred significant recurring operating losses at May 31, 2001 and carries a working capital and a retained earnings deficit that raises uncertainty about the Company's ability to continue as a going concern. Management's business philosophy is to increase market share by virtue of acquiring companies with inherent symmetry, autonomy and profitability.

Management is actively pursuing new debt and equity financing arrangements. In addition, controls on operating efficiency and effectiveness are being considered. Management is continually evaluating capital budgeting opportunities and the Company's overall profitability. However, any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                F-30 (Concluded)

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Texas law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct. Article 8.5 of the Registrant's Bylaws also contains provisions for indemnification of directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration fees               $     469*
Costs of printing and engraving     $        *
Legal fees                          $        *
Accounting                          $  15,500^
Listing fees                        $        *
Other                               $        *
                                      -------
Total                               $  15,969
                                      =======
^Estimated
*Filed by admendment when known

Item 26. Recent Sales of Unregistered Securities.

The following information covers the Registrant's unregistered sales of securities within the three-year period ended on May 31, 2001 and the interim period subsequent thereto.

Elite entered into an agreement to issue shares of Elite's restricted common stock in exchange for investment banking services during the fiscal years ended May 31, 2001, 2000, and 1999. The actual shares distributed for these services were 12,765,714 shares, 10,339,000 shares, and zero shares, respectively. Elite recorded expense and additional paid-in capital for the pro rata share of the fair value of services performed of $3,036,760 $15,872,719 and $126,667 for the years ended May 31, 2001, 2000, and 1999, respectively. The fair value of the total agreement was determined based on the fair value of shares of the Company's common stock committed to be issued as part of the agreement.

Elite entered into an agreement to issue shares of Elite's restricted common stock in exchange for stock based compensation during the fiscal years ended May 31, 2001, 2000, and 1999. The actual shares distributed for these services were 6,286,000 shares, 6,962,500 shares, and zero shares, respectively. Elite recorded expense and additional paid-in capital for the pro rata share of the fair value of services performed of $2,859,444 $10,751,765 and $827,431 for the years ended May 31, 2001, 2000, and 1999, respectively. The fair value of the total agreement was determined based on the fair value of shares of the Company's common stock committed to be issued as part of the agreement.

In April 1999, Elite commenced the sale of its restricted common stock in a private placement offering. As of May 31, 1999, 652,000 shares of common stock had been sold for $652,500, net of issuance costs of approximately $352,000 and 50,000 shares of common stock issued to the investment banker. During the year ended May 31, 2000, 840,050 shares of common stock were issued through private placement with $84 and $840,916 credited to common stock and paid-in capital, respectively.

In June 2000, Elite sold an additional 3,300,000 shares of its common stock in a private placement offering at a sales price of $0.28 per share.

On June 27, 2000 Elite entered into an agreement to acquire 100% of the outstanding shares of International Electronic Technology of Georgia, Inc., in exchange for 1,185,000 shares of the Company's common stock. In August 2000, Elite issued the 1,185,000 shares of restricted common stock called for in the agreement.

In June 2000, Elite acquired AC Travel, Inc. AC Travel is a wholesale and retail travel agency. The purchase price for all the capital stock of AC Travel was 2,000,000 shares of restricted common stock.

In February 2001 Elite acquired Icon Computer Parts of Puerto Rico. The Company paid 2,000,000 shares of restricted common stock for the acquisition of Icon. Pursuant to the purchase agreement of Icon an adjustment to the original purchase price may occur if the trading price of Elite's common stock falls below $1.00, one year post the original closing date. Due to shareholders amounting to $1,662,400 resulted from this event. Conversely, should the trading price be in excess of the aforementioned price, this payable will be removed in its entirely.

In July 2001, Elite purchased World Touch Communications, Inc., World Touch is a provider of telecommunications services, including long distance callback and Voice Over IP (VOIP) internationally. The purchase price of World touch was 750,000 shares of restricted common stock.

During the May 31, 2000 fiscal year, Elite sold 2,312,500 shares of its common stock to seventy-six investors for cash at an average price of $0.34 per share, or an aggregate of approxiately $2,600,000 in gross proceeds. Elite has relied upon Section 4(2) of the Securities Act and Regulation D there-under in selling the shares without registration under the Securities Act.

During the May 31, 2000 fiscal year, Elite issued 1,250,000 shares of its restricted common stock in payment for the settlement of a rescinded transaction. The shares were valued at an aggregate of $80,675. Elite has relied upon Section 4(2) of the Securities Act in issuing the shares without registration under the Securities Act.

The following table presents the name of each existing stockholder who owns less than one percent of Elite's outstanding common shares and who has a right to sell common shares under this prospectus. These existing stockholders have included a total number of 93,837,663 common shares for sale under this prospectus.


Holders of restricted stock to be registered for sale this Offering:

  Name of                   Number of        Number of
  Selling                 shares Before     shares sold         Percentage
Stockholder              Sale of shares    this Offering     Before    After

Zaid Al-Sulamain          1,499,182  (C)      1,499,182       1.48%     0.77%
Faith Pickering           2,200,000  (A)      2,200,000       2.17%     1.13%
Michael Herman            2,200,000  (A)      2,200,000       2.17%     1.13%
Alicia Nakata             4,400,000  (A)      4,400,000       4.33%     2.27%
Arab Commerce Bank        1,538,888  (C)      1,538,888       1.52%      .79%
Middlemarch Partners        750,000  (C)     750,000           .74%      .39%
China Bay Holdings        3,761,980  (C)      3,761,980       3.70%     1.94%
Edwin Tennenhaus          1,700,000  (A)      1,700,000       1.67%      .88%
Doug Symons               1,500,000  (D)      1,500,000       1.48%      .77%
Mike Pontonio               250,000  (B)        250,000        .25%      .13%
John DiPace                 100,000  (B)        100,000        .10%      .05%
Ellona Tannenbaum           400,000  (D)        400,000        .39%      .21%
George A. Wardi              75,000  (D)         75,000        .07%      .04%
New Millennium Ltd.       2,750,000  (D)      2,750,000       2.71%     1.42%
Cornelius Max Rockwell    1,750,000  (D)      1,750,000       1.72%      .90%
Jackson Morris            1,750,000  (D)      1,750,000       1.72%      .90%
Justin Wallace Herman       500,000  (D)        500,000        .49%      .26%
Nicole Mogelli               75,000  (D)         75,000        .07%      .04%
Randy Wear                2,923,327  (C)      2,923,327       2.88%     1.51%
Randy R. Waer Trust         800,000  (C)        800,000       .79%     .41%
Symons International
Group (Florida) Inc.      2,000,000  (C)      2,000,000        1.97%    1.03%
Kirk D. Symons            1,000,000  (B)      1,000,000         .98%     .52%
Second Generation
Investment Co. LLC        2,000,000  (B)      2,000,000        1.97%    1.03%
Alexander E. Kuhne          750,000  (D)        750,000         .74%     .39%

(A) Represents stock issued for cash infusion.
(B) Represents stock issued for note agreement.
(C) Represents stock issued by virtue of convertible debentures.
(D) Represents stock issued for services rendered.
*John V. Whitman has a one-half interest in the shares being offered for sale by Jackson Morris.

Holders of convertible debentures or other instruments providing for future issuance of restricted stock to be registered for sale this Offering:

  Name of                  Number of        Number of
  Selling                shares Before     shares sold         Percentage
Stockholder             Sale of shares    this Offering     Before     After

Zaid Al-Sulamain        1,000,000   (C)    1,000,000         .98%       .52%
Arab Commerce Bank        250,000   (C)      250,000         .25%       .13%
Gordon Mogerley           500,000   (C)      500,000         .49%       .26%
Middlemarch Partners    4,200,000   (C)    4,200,000        4.14%      2.17%
China Bay Holdings      7,000,000   (C)    7,000,000        6.89%      3.61%
Edwin Tennenhaus        5,714,286   (C)    5,714,286        5.63%      2.95%
Donald M. Hill          1,250,000   (C)    1,250,000        1.23%       .64%
Mike Pontonio           1,250,000   (C)    1,250,000        1.23%       .64%
Richard Sharpee         5,000,000   (C)    5,000,000        4.92%      2.58%
Resonance Ltd.         30,000,000   (C)   30,000,000       29.54%     15.48%
Pafco General           1,000,000   (C)    1,000,000         .98%       .52%

(C) Represents stock to be issued by virtue of convertible debentures.

Item 27. Exhibits.

Exhibit Number      Description of Exhibit

5.1                   Opinion of Alex Kuhne(1)
23.1                  Consent of counsel  (included in Exhibit 5)(1)
23.2                  Consent of Israel and Ricardo Blanco, C.P.A. (1)
23.3                  Consent of Kirchner & Associates, P.C. (1)
23.4                  Consent of KPMG LLP. (1)
24.1                  Power of Attorney (set forth on signature page of the
                         Registration Statement).
27.1                  Financial Data Schedule.

    (1) Filed by Exbibit.

*Filed as Exhibits to reports filed pursuant to the Securities Exchange Act of 1934, as amended, under Commission File No. 0-17597

EXHIBIT 5.1:  OPINION RE: LEGALITY

Alexander Kuhne, P.C.
30400 Telegraph Road, Suite 357
Bingham Farms, Michigan 48025-4546
April 10, 2002
By Telephone Facsimile

Board of Directors
Elite Technologies, Inc.
Norcross, Georgia
Re:  Registration Statement on Form SB-2

Gentlemen:

I act as legal counsel for Elite Technologies, Inc., a Texas corporation, (the "Company"). I have been asked to provide an opinion letter in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to 93,837,663 shares of the Company's common stock, $.0001 par value per share.

Based upon my review of the corporate documents provided to me,including but not limited to the Company's Articles of Incorporation, appropriate records of proceedings of the Company's Board of Directors, subscription documents, the Company's audited balance sheet for the year ended May 31, 2001 and un-audited balance sheet for the six months ended November 30, 2001 and such additional records as I deem appropriate, it is my opinion that the Stockholders' Shares included in the Registration Statement are legally authorized, duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interest of Counsel."

Very truly yours
/s/ Alexander E. Kuhne
----------------------
    Alexander E. Kuhne

EXHIBIT 23.1 CONSENT OF COUNSEL (INCLUDED IN EXHIBIT 5.1)

EXHIBIT 23.2 CONSENT OF ISRAEL AND RICARDO BLANCO, C.P.A.

The Board of Directors
Elite Technologies, Inc.

We consent to the inclusion in the Registration Statement on Form SB-2 of Elite Technologies, Inc. dated April 10, 2002, our report dated August 17, 2001 related to the consolidation balance sheet as of May 31, 2001 and the consolidated statements of operations, stockholders equity and cash flows of Elite Technologies, Inc. and subsidiaries for the year ended May 31, 2001. We also consent to the reference to our firm under the caption "Experts" in the accompanying Prospectus.

/s/ Israel and Ricardo Blanco, C.P.A.
------------------------------------
    Israel and Ricardo Blanco, C.P.A.
    Certified Public Accountant
    April 10, 2002

EXHIBIT 23.3 CONSENT OF KIRSCHNER & ASSOCIATES, P.C.

The Board of Directors
Elite Technologies, Inc.

We consent to the inclusion in the Registration Statement on Form SB-2 of Elite Technologies, Inc. dated April 10, 2002, our report dated November 9, 2000, except for Note 13 (c) as to which the date is February 21, 2001 related to consolidated balance sheet as of May 31, 2000 and the consolidated statements of operations, stockholders equity and cash flows of Elite Technologies, Inc. and subsidiaries for the year ended May 31, 2000. We also consent to the reference to our firm under the caption "Experts" in the accompanying Prospectus.

/s/ Kirschner & Associates, P.C.
    Certified Public Accountant
    Marietta, Georgia
    April 10, 2002

EXHIBIT 23.4 CONSENT OF KPMG LLP

The Board of Directors
Elite Technologies, Inc.

We consent to the use of our report dated August 25, 1999, with respect to the consolidated statements of operations, stockholders' equity and cash flows of Elite Technologies, Inc., and subsidiaries for the year ended May 31, 1999, included herein and to the reference to our firm under the heading `Experts' in the prospectus.

/s/KPMG LLP
   Atlanta, Georgia
   April 10, 2002

Item 28. Undertakings.

Rule 415 Offerings

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia on April 10, 2002.

Elite Technologies, Inc.
By: /s/ Scott A. Schuster
Director and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this The following persons in the capacities signed registration statement and on the dates stated.

Signature               Capacity in which signed:      Date signed:
---------               -------------------------      ------------

/s/ Scott A. Schuster     Director and                          April 10, 2002
---------------------     Chief Executive Officer
    Scott A. Schuster

/s/ Frank Noori           Chief Operating Officer               April 10, 2002
---------------            and Director
    Frank Noori

/s/ David Aksoy            Director                           April 10, 2002
----------------
    David Aksoy

/s/ David M. Peacos        Chief Financial Officer            April 10, 2002
-------------------
    David M. Peacos